Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

BIOXCEL THERAPEUTICS, INC.,

ONKOSXCEL THERAPEUTICS, LLC,

ONKOSXCEL EMPLOYEE HOLDINGS, LLC,

TEVA PHARMACEUTICALS INTERNATIONAL GMBH

and

Teva Pharmaceutical Industries LIMITED (solely for purposes of Section 9.16)

Dated as of August 27, 2026

5.12.	Assumption of Regulatory Commitments; Transfer of Purchased Regulatory Approvals	68
5.13.	Trade Notification	68
5.14.	Employee Matters	69
5.15.	D&O Insurance	70
Article 6 CONDITIONS PRECEDENT		71
6.1.	Conditions to Obligations of Buyer and Sellers	71
6.2.	Conditions to Obligations of Buyer	71
6.3.	Conditions to Obligations of Sellers	72
Article 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS		73
7.1.	No Survival	73
7.2.	No Recourse	73
Article 8 TERMINATION		73
8.1.	Termination	73
8.2.	Procedure and Effect of Termination	75
Article 9 MISCELLANEOUS		79
9.1.	Governing Law, Jurisdiction, Venue and Service	79
9.2.	Notices	80
9.3.	No Benefit to Third Parties	82
9.4.	Waiver	82
9.5.	Expenses	82
9.6.	Non-Recourse	82
9.7.	Assignment	82
9.8.	Amendment	83
9.9.	Severability	83
9.10.	Equitable Relief	83
9.11.	No Liability	84
9.12.	Bulk Sales Statutes	84
9.13.	Representation by Counsel	84
9.14.	Counterparts	84
9.15.	Entire Agreement	84
9.16.	Parent Guarantee	85

ii

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Domain Name Transfer Agreement
Exhibit C	Form of Patent Assignment Agreement
Exhibit D	Form of Trademark Assignment Agreement
Exhibit E	Bidding Procedures Order
Exhibit F	Sale Order

iii

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and executed as of August 27, 2026 (the “Execution Date”), by and between BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”), OnkosXcel Therapeutics, LLC, a Delaware limited liability company (“Company Sub 1”), OnkosXcel Employee Holdings, LLC, a Delaware limited liability company (“Company Sub 2”, together with the Company and Company Sub 1, “Sellers” and each individually, a “Seller”), Teva Pharmaceuticals International GmbH, a Swiss limited liability company (“Buyer”), and Teva Pharmaceutical Industries Limited, a company incorporated under the laws of Israel (“Parent”), solely for purposes of Section 9.16. Sellers and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers are engaged in the Business;

WHEREAS, Buyer is a wholly-owned indirect subsidiary of Parent;

WHEREAS, Sellers (collectively, the “Debtors”) intend to seek relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the Bankruptcy Court (as defined below) (the date of filing of such Chapter 11 Cases constituting the “Petition Date”);

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of Sellers’ assets and rights used or held for use in the Business, upon the terms and conditions hereinafter set forth;

WHEREAS, the Purchased Assets and Assumed Liabilities are assets and liabilities of Sellers which are to be sold and assumed pursuant to the Sale Order and this Agreement, free and clear of all Encumbrances and Liabilities except Assumed Liabilities, which Sale Order will include the authorization for the assumption and assignment of certain executory contracts and liabilities thereunder under section 365 of the Bankruptcy Code, all in the manner and on the terms and subject to the conditions set forth herein and in accordance with other applicable provisions of the Bankruptcy Code; and

WHEREAS, in connection with entering into this Agreement, an aggregate amount equal to $5,750,000 in cash will be deposited within two (2) Business Days of the date hereof by Buyer on its behalf as a “good faith deposit” (the “Deposit”) by wire transfer of immediately available funds to the Escrow Agent, to be held in escrow in accordance with the terms of that certain Escrow Agreement, entered into on or about the date hereof (the “Deposit Escrow Agreement”), by and among Sellers and the Escrow Agent.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

1.1.         Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means all amounts (whether current or non-current) arising from the operation of the Business that constitute, as of the Closing, accounts receivable, notes receivable and other rights or indebtedness due and owed by any Third Party to any Seller, in each case, whether billed or unbilled, recorded or unrecorded, written off or not written off.

“Acquired IP” means any Intellectual Property licensed to, or purported to be licensed to any Seller and all Owned IP, in each case, related to the Business or the Products.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean, when used with respect to any specified Person, (a) the possession, directly or indirectly, of the power to direct the management or policies of that Person, directly or indirectly, whether through the ownership of securities, by trust, by contract, or otherwise or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” has the meaning set forth in the preamble hereto, and includes all schedules and exhibits hereto, and all instruments supplementing, amending, modifying, restating or otherwise confirming this agreement.

“Allocation” has the meaning set forth in Section 2.3.3.

“Alternative Transaction” means any single transaction or series of related transactions providing for any (a) purchase, acquisition or license of (i) assets of any Seller equal to 50% or more of the consolidated assets (including equity interests) of the Company or to which 50% or more of the consolidated revenues or earnings of the Company are attributable or (ii) the Purchased Assets, or (b) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution, financing, refinancing, restructuring, equity investment, debt investment, or similar transaction involving any Seller that if consummated would result in any Person or group beneficially owning 50% or more of the outstanding shares of the common stock of the Company, in each case, other than the Transactions; provided that, for the avoidance of doubt, an Alternative Transaction does not include the grant of any Encumbrances pursuant to the DIP Financing Order.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Patent Assignment Agreement, the Deposit Escrow Agreement, the Domain Name Transfer Agreement, the Trademark Assignment Agreement, the Regulatory Approval Transfer Documentation and any other agreements, certificates and other instruments delivered, given or contemplated pursuant to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.1.17.

“Antitrust Laws” has the meaning set forth in Section 4.4.2.

“Apportioned Obligations” has the meaning set forth in Section 5.3.2(b).

“Approved Hospital Product” means the drug product IGALMI® (dexmedetomidine) sublingual film, as approved by the FDA under NDA #215390 for use in a healthcare setting, prior to and excluding any approval of the sNDA.

“Arbitration Fee Obligation” has the meaning set forth in Section 2.3.2(g)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.2.1.

“Auction” means the auction, if any, contemplated to be run in the sales process for any of the Purchased Assets pursuant to the Bidding Procedures Order.

“Available Contracts” has the meaning set forth in Section 2.1.3(a)(i).

“Available Contracts Schedule” has the meaning set forth in Section 2.1.3(a)(i).

“Avoidance Actions” means those actual and/or potential claims and causes of action under sections 502(d) and 544 through 553 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code or any analogous state law.

“Backup Bidder” has the meaning set forth in Section 5.7.6.

“Backup Bid Expiration Date” has the meaning set forth in Section 5.7.6.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and any other court before which the Chapter 11 Cases are held.

“Bankruptcy Court Milestones” has the meaning set forth in Section 5.7.7.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any local rules of the Bankruptcy Court.

“Bid Protections” has the meaning set forth in Section 8.2.10(a).

“Bidding Procedures Motion” means that certain bidding procedures motion filed with the Bankruptcy Court requesting approval of the Bidding Procedures Order, which shall include, among other things, approval of the bidding procedures, authorizing this Agreement as the stalking horse bid, and approving the Bid Protections.

“Bidding Procedures Order” means an order entered by the Bankruptcy Court substantially in the form of Exhibit E attached hereto, subject to (a) immaterial modifications or clarifications or (b) such other changes to which Buyer, in its reasonable discretion, consents in writing.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A.

“Break-Up Fee” means an amount equal to (a) $5,000,000 if the FDA has approved the sNDA prior to the date of termination of this Agreement or (b) $1,150,000 if the FDA has not approved the sNDA prior to the date of termination of this Agreement, in each case, to compensate Buyer for serving as the “stalking horse” and subjecting this Agreement to higher and better offers.

“Business” means the business and operations of Sellers as of the Closing.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

“Business Employee” means each individual who is employed by any Seller (including through any professional employer organization).

“Business Employee List” has the meaning set forth in Section 3.1.11(f).

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Transfer Letters” means letters notifying the FDA of the acceptance of the transfer of the Purchased Regulatory Approvals, including NDA #215390 and all investigational new drug applications (“INDs”) for the Products, from the applicable Seller to Buyer or its designated Affiliate, as well as any similar letters to any other applicable Governmental Authorities, in each case, in the form to be reasonably agreed to by Buyer and such Seller.

“Cash and Cash Equivalents” means all of Sellers’ cash (including checks and deposits in transit, demand deposits, money markets or similar accounts), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities, and any other cash equivalents whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claims” mean, collectively, all rights, claims (as that term is defined in Section 101(5) of the Bankruptcy Code) and causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, known or unknown, contingent or matured, liquidated or unliquidated and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“CMS” means the Centers for Medicare & Medicaid Services or any successor agency thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.1.11(f).

“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of any Product, including activities directed to marketing, promoting, detailing, distributing, importing, exporting, seeking, obtaining, and maintaining Regulatory Approvals, selling and offering to sell, licensing, registration, pricing, and third party reimbursement of any Product. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Confidentiality Agreement” means, collectively, (a) that certain Mutual Confidentiality Agreement, dated as of January 5, 2026, by and between Teva R&D and the Company, (b) that certain Letter Agreement, dated as of May 11, 2026, by and between Teva R&D and the Company, and (c) that certain Letter Agreement, dated as of July 6, 2026, by and between Teva R&D and the Company.

“Continuing Employees” has the meaning set forth in Section 5.14.1.

“Contract” means any legally binding contract, agreement, subcontract, obligation, lease, sublease, license, sublicense, regulatory license, undertaking, engagement, bond, debenture, note, indenture, option, warrant, warranty, sales order, purchase order, instrument, or other legally binding commitment.

“Counterparties” has the meaning set forth in Section 2.1.3(a)(ii).

“Cure/Assumption Objection” has the meaning set forth in Section 2.1.3(a)(v).

“Cure Costs” means the Liabilities and obligations that must be paid or otherwise satisfied to cure all of Debtors’ defaults under the Purchased Contracts necessary for the assumption thereof by the applicable Seller and assignment to Buyer pursuant to Section 365 of the Bankruptcy Code, as provided herein and in the Sale Order.

“Cure Costs Cap” means $2,500,000.

“Cure Costs Notice” has the meaning set forth in Section 2.1.3(a)(ii).

“Data Security Requirements” means, to the extent governing the privacy, data protection or security of any Personal Data, all applicable (a) Laws (including, as and to the extent applicable, HIPAA, the EU General Data Protection Regulation and any data protection or privacy Laws of any applicable jurisdiction), (b) written external-facing privacy policies of the Sellers with respect to the Business and (c) legally binding contractual requirements to which any Seller is a party with respect to the Business.

“D&O Policies” has the meaning set forth in the definition of “Excluded Assets.”

“DEA” has the meaning set forth in Section 3.1.12(c).

“Debtors” has the meaning set forth in the recitals.

“Designated Parties” means any Person that is designated on a sanctioned parties list administered by the United States, Canada, Israel, European Union, Member State, or United Kingdom, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List.

“Deposit” has the meaning set forth in the recitals.

“Deposit Escrow Agreement” has the meaning set forth in the recitals.

“Designation Notice” has the meaning set forth in Section 2.1.3(a)(i).

“Designation Deadline” has the meaning set forth in Section 2.1.3(a)(i).

“Disputed Contract” has the meaning set forth in Section 2.1.3(a)(i).

“DIP Financing Order” means that any interim or final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, Granting Senior Postpetition Security Interests and According Superpriority Administrative Expense Status Pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral, (III) Granting Adequate Protection, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief and any other order of the Bankruptcy Court approving debtor-in-possession financing and/or use of cash collateral for the Debtors.

“DOJ” has the meaning set forth in Section 3.1.12(c).

“Domain Name Transfer Agreement” means the Domain Name Transfer Agreement, in substantially the form attached hereto as Exhibit B.

“Employee Equipment” means all mobile phones, computers, and related peripherals owned by the Sellers and used by any Continuing Employee as of immediately prior to the Closing in connection with the Business set forth on Section 1.1.1 of the Seller Disclosure Schedules.

“Encumbrance” means any mortgage, lien (statutory or otherwise, including as defined in section 101(37) of the Bankruptcy Code), Claim, license, sublicense, pledge, security interest, charge, hypothecation, restriction, claim of ownership, infringement, interference, lease, sublease, option, right of use or possession, preference, preemptive right, community property interest, encroachment, restrictive covenant, right of first offer, negotiation or refusal, title defect or other encumbrance or similar restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all Laws concerning pollution, public or worker health or safety (as it pertains to exposure to Hazardous Materials), or protection of the environment.

“Equity Securities” means, with respect to any Person, (a) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, (b) other securities directly or indirectly convertible into, exercisable or exchangeable for or measured by reference to, any securities described in clause (a) above, or (c) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including, stock appreciation, phantom stock, profit participation or other similar rights, whether payable in equity interests in such Person or cash).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” means the account maintained by the Escrow Agent for the Deposit.

“Escrow Agent” means Customers Bank.

“Excluded Assets” means the following assets, property, rights and interests of Sellers: (a) all Cash and Cash Equivalents of Sellers; (b) (i) any legal or beneficial interest in the capital stock and other Equity Securities of any Seller or any other Person, and (ii) the corporate or other entity charter, qualifications to conduct business as a foreign corporation or other form of business entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, original Tax Returns (provided that copies of Tax Returns relating primarily to the Business or the Purchased Assets shall constitute Purchased Product Records), seals, minute books, stock transfer books, and similar organizational documents of any Seller; (c) the bank accounts of Sellers set forth on Section 1.1.2 of the Seller Disclosure Schedules; (d) all Excluded Items; (e) any Excluded Contract; (f) all rights of Sellers under this Agreement and the Ancillary Agreements; (g) the Debtors’ directors and officers liability insurance policies and all rights and benefits of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to such insurance recoveries (the “D&O Policies”); (h) all Claims against current and former directors and officers of Sellers; (i) any insurance policy that is not transferable to Buyer, and any claim, right to proceeds, recovery or benefit under any insurance policy (whether or not transferred to Buyer) to the extent relating to or arising from any other Excluded Asset or any Excluded Liability, together with all rights of Sellers to assert, prosecute and settle any such claim and to receive and retain any proceeds or recoveries in respect thereof; (j) the Retained Actions; (k) the sponsorship and assets of all Plans and any other benefit or compensation plan, program, policy, contract, agreement, or arrangement of any kind at any time sponsored, maintained, contributed to or required to be contributed to by any Seller or under or with respect to which any Seller has (or has had) any Liability and all right, title and interest in any asset thereof or relating thereto; (l) all Tax assets of Sellers, including any net operating loss carryforwards, Tax credits, Tax refunds, and similar attributes (and any foreign equivalents thereof); (m) any retainers or advances paid or promised by any Seller to any of its third party service providers or professionals, including attorneys, accountants, financial advisors, investment bankers or other consultants, and any rights of any Seller with respect thereto; and (n) any and all documents, communications, records, work product or other information that is subject to the attorney-client privilege, the work product doctrine or any other applicable privilege or protection from disclosure, including any such materials relating to the negotiation, documentation or consummation of the Transactions, in each case to the extent related to an Excluded Asset or Excluded Liability (and not related to the Purchased Assets or the Assumed Liabilities), and any rights therein (collectively, the “Retained Privileged Materials”); it being understood and agreed that none of the Retained Privileged Materials shall be transferred to, or deemed transferred to, Buyer, and Sellers shall retain all such Retained Privileged Materials and all rights, title and interest thereto and thereunder.

“Excluded Contract” has the meaning set forth in Section 2.1.2.

“Excluded Items” means (a) any and all books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the Transactions or the transactions contemplated by the Ancillary Agreements or otherwise prepared in connection with the divestiture of the Purchased Assets or the Business, including all (i) bids received from Third Parties (and related analyses) relating to the Business other than confidentiality agreements, (ii) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities or the Business, (iii) presentations or minutes relating to any of the meetings of Debtors’ board of directors or committees thereof, including materials relating to strategic alternatives, including the Transactions and (iv) presentations or other materials relating to discussion with any Seller’s lenders or key constituents or counterparties and (b) personnel records of Business Employees.

“Excluded Liabilities” means any (i) Liabilities of, or with respect to, any Seller of whatever nature, whether presently in existence or arising or asserted hereafter, in each case, other than the Assumed Liabilities and (ii) to the extent not included in clause (i), Excluded Taxes.

“Excluded Taxes” means, without duplication, (a) all Taxes of Sellers or any of their respective direct or indirect owners or Affiliates, or any consolidated, combined, unitary or similar group of which any of the foregoing is or was a member, for any taxable period (including any such Taxes for which Buyer or any of its Affiliates may be liable as a transferee or successor, by operation of Law, contract assumption (other than any Taxes assumed by Buyer pursuant to Section 5.3.2), successor liability, transferee liability, or tax clearance law); (b) all Taxes relating to the Purchased Assets, the Business or the Assumed Liabilities for any taxable period (or portion of any tax period that begins before the Closing Date and ends on or prior to the Closing Date) ending on or prior to the Closing Date; (c) all Taxes, Tax claims, Tax liens, Tax assessments, and any related costs, expenses, penalties, interest or related expenses imposed on Buyer or any of its Affiliates as a result of non-compliance with applicable bulk transfer or sale law or similar provisions, including as described in Section 9.12; and (d) any Transfer Taxes payable by Sellers pursuant to Section 5.3.2(a).

“Execution Date” has the meaning set forth in the preamble hereto.

“Extended Contract Period” has the meaning set forth in Section 2.1.3(a)(i).

“Expense Reimbursement” has the meaning set forth in Section 8.2.8.

“Exploit” or “Exploited” means the exercise of any and all rights in respect of any Product, including to Manufacture, make, have made, import, export, use, have used, sell, offer for sale, have sold, license, research, develop, Commercialize, register, hold or keep (whether for disposal or otherwise), transport, treat, store, distribute, promote, market, sell or otherwise dispose of or exploit, and “Exploitation” means actions taken to Exploit.

“Export Control Laws” means all applicable U.S. export and re-export laws and regulations, including the Export Control Reform Act of 2018 and, where applicable, the Export Administration Act of 1979, including but not limited to: the Export Administration Regulations, the Office of Foreign Asset Control Regulations and the International Traffic in Arms Regulations.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Final Order” shall mean an Order or judgment of the Bankruptcy Court entered by the clerk of the Bankruptcy Court or such other court on the docket in the Chapter 11 Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the applicable Bankruptcy Court, or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure or a similar rule of such other court of competent jurisdiction; provided that with respect to the Bankruptcy Court, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 3.1.14.

“Finished Goods Inventory” means all Products (including samples and demonstration films) in finished form packaged and ready to be shipped to customers or other parties by the Company and/or its Subsidiaries (or designees thereof).

“Fraud” means a Person’s knowing and intentional fraud under Delaware law in making the representations and warranties contained in Article 3 of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 6.2.1.

“GAAP” has the meaning set forth in Section 3.1.14.

“Good Clinical Practices” means the then-current ethical, scientific, and quality standards applicable to the design, conduct, performance, oversight, monitoring, auditing, recording, analysis, and reporting of clinical trials involving human participants, including, as applicable, the requirements of 21 C.F.R. Parts 11, 50, 54, 56 and 312, other applicable FDA regulations; ICH E6, Guideline for Good Clinical Practice, including applicable annexes, in each case to the extent adopted or implemented by the relevant Governmental Authority; and comparable Laws and binding regulatory requirements of relevant jurisdictions concerning clinical trials and the rights, safety, and well-being of trial participants.

“Good Laboratory Practice” or “GLP” means the then-current quality standards applicable to the planning, performance, monitoring, recording, archiving, and reporting of nonclinical laboratory studies that are required to be conducted under GLP or are intended to support an application for a research or marketing authorization, including, as applicable, 21 C.F.R. Part 58, applicable OECD Principles of Good Laboratory Practice, and comparable Laws and binding regulatory requirements of relevant jurisdictions.

“Good Manufacturing Practices” means the then-current quality standards and requirements applicable to the manufacture, processing, testing, packaging, labeling, release, storage, importation, distribution, or holding of a drug, investigational medicinal product, comparator, or placebo, including, as applicable, 21 C.F.R. Parts 210 and 211, other applicable FDA regulations, and comparable Laws, regulations, and binding regulatory requirements of relevant jurisdictions.

“Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality or other regulatory or administrative authority, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; (iv) any arbitral body (public or private); or (v) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, which, for the avoidance of doubt, includes the FDA and CMS, any corresponding foreign agency and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the Research, Manufacture, Exploitation and Commercialization of any Product.

“Governmental Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare (Title XVIII of the Social Security Act, 42 U.S.C. 1395 et seq.), Medicaid (Title XIX of the Social Security Act, 42 U.S.C. 1396 et seq.), TRICARE, and any similar or successor programs administered or financed in whole or in part by a Governmental Authority.

“Hazardous Materials” means any materials, substances or wastes for which Liability or binding standards of conduct may be imposed pursuant to any Environmental Laws, including any petroleum products or byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, toxic mold or radioactive materials.

“Healthcare Laws” means any Law relating to the Research, Manufacture, Exploitation and Commercialization of pharmaceutical products (including the Products), including: (a) the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq (“FDCA”); (b) the rules, regulations, and guidance promulgated, enforced, and issued by FDA, including those relating to Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, labeling, advertising, record-keeping, and adverse event reporting; (c) all federal, state, and local fraud and abuse and patient inducement laws relating to the solicitation or acceptance of improper incentives involving Persons operating in the healthcare industry, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Federal Health Care Program Exclusion Laws, 42 U.S.C. § 1320a-7; the Eliminating Kickbacks in Recovery Act of 2018, 18 U.S.C. § 220; the Federal Health Care Fraud Law, 18 U.S.C. § 1347; the Open Payments provisions of the Affordable Care Act, 42 U.S.C. § 1320a-7h; and the regulations promulgated pursuant to such statutes and all other applicable Laws regarding financial relationships with referral sources, the submission of false claims, billing and coding, patient brokering, co-pay assistance programs, free drug and other patient support programs, and patient or program charges; (d) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and any other federal and state Law imposed in connection with any health care program for which reimbursement is provided by a Governmental Authority; (e) the Patient Protection and Affordability Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, 42 U.S.C. § 18001 et seq.; the Drug Sample Reporting provisions of the Affordable Care Act, 42 U.S.C. § 1320a-7i; (f) all Laws governing government pricing or price reporting programs and regulations promulgated thereunder, and any other similar Laws, including the collection, reporting, and processing of any drug pricing or product attributable data or any applicable rebate, discount, chargeback, adjustment or restatement, under applicable rules and regulations relating to the Medicaid Drug Rebate Program, 42 U.S.C. § 1396r-8, and any state supplemental rebate program; Medicare Part B average sales price reporting (42 U.S.C. § 1395w–3a); the federal TRICARE statute, 10 U.S.C. § 1071 et seq.; the Veterans Health Care Act of 1992, 38 U.S.C. § 8126, or any Laws relating to any state pharmaceutical assistance program; (g) Section 340B of the Federal Public Health Service Act, 42 U.S.C. § 256B and any successor government programs; (h) HIPAA; (i) any criminal Laws relating to healthcare, including, but not limited to, those specified in 18 U.S.C. § 24 and 18 U.S.C. § 286; (j) the Medicare as Secondary Payer provisions of the Social Security Act, 42 U.S.C. § 1395y(b); (k) the Physician Payment Sunshine Act (42 U.S.C. § 1320a–7h) and the implementing regulations set forth at 42 C.F.R. §§ 403.900-403.914, as well as all applicable state Laws governing marketing, labeling, regulating, or requiring reporting of interactions between pharmaceutical manufacturers and health care professionals and other members of the healthcare industry; (l) the Public Health Service Act, 42 U.S.C. § 201 et seq; (m) the PhRMA Code and other applicable, generally accepted trade association codes of conduct; (n) federal and state consumer protection laws; (o) applicable fee splitting and reimbursement Laws; (p) all Laws regarding the manufacture, wholesale, distribution, marketing, labeling, promotion, sale, advertising, dispensing, or communication regarding pharmaceutical products or any Laws governing the licensure or regulation of entities conducting and overseeing clinical trials, including state licensing laws or regulations promulgated by state professional boards, as well as state transparency laws; (q) the International Conference on Harmonisation (ICH) Guidelines, including Good Clinical Practice E6(R2) and all applicable requirements relating to protection of human research subjects including without limitation those contained in the Federal Policy for the Protection of Human Subjects codified at 45 C.F.R. Part 46, (the “Common Rule”), 21 C.F.R. Parts 11, 50, 54, 56, 312, and 812; (r) the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a as contained in 42 CFR Part 493 and any comparable state laws governing the licensure of clinical laboratories; (s) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., all applicable rules and regulations of the DEA, and similar state controlled substance Law; (t) all equivalent applicable Laws of other Governmental Authorities; and (u) any rules, regulations, and legally binding directives, policy statements, or guidance promulgated or issued pursuant to such Laws, as each of the foregoing may be amended from time to time.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, and all implementing regulations promulgated thereunder, including the HIPAA Privacy Rule (45 C.F.R. Parts 160 and 164), the HIPAA Transactions and Code Sets Rule (45 C.F.R. Parts 160 and 162), the HIPAA Security Rule (45 C.F.R. Parts 160 and 164), and the HIPAA Breach Notification Rule (45 C.F.R. Parts 160 and 164 Part D), as each may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all intellectual property rights, however denominated, throughout the world and all rights associated therewith, including all (i) issued patents and patent applications (e.g., provisional, non-provisional and PCT applications), all divisionals, continuations, continuations in-part, or any other patent application directly or indirectly claiming priority to such patents or patent applications and all patents issuing from any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, utility model or design rights or other industrial property rights, renewals, supplemental protection certificates, inventor’s certificates, restorations, patent term adjustments, or extensions of any of the foregoing and counterparts thereof anywhere in the world, including all rights to claim priority therefrom (“Patents”), (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, Internet domain names (including all intellectual property addresses identified via a name format and generic top-level domains (gTLDs) and country code top-level domains (ccTLDs)), domain names, uniform resource locators, corporate names, doing business designations and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, and all social media, including accounts and handles associated therewith and all applications for registration, registrations and renewals of any of the foregoing and all goodwill associated therewith (“Trademarks”), (iii) all inventions (and disclosures thereof), discoveries, commercial, technical, scientific and other know-how and information, proprietary rights in clinical, technical, scientific, manufacturing, regulatory and other information, knowledge, technology, methods, processes, practices, formulae, formulations, instructions, skills, techniques, procedures, experiences, data, including test data, database results, data collections, plans, recipes, reports, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, assays and biological methodology, compositions, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, laboratory, preclinical, clinical, safety, manufacturing and quality control data and know-how, marketing, pricing, distribution, cost and sales information, including regulatory data, study designs, protocols, laboratory notes and notebooks), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed, including all intellectual property rights therein, (iv) copyrights in copyrightable subject matter (“Copyrights”), (v) computer programs or software, including source code, object code, algorithms, compilations, machine learning, executable code, systems, network tools, data, databases, applications and firmware and technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Technology”) and all related documentation, including all intellectual property rights therein, (vi) trade secrets or rights in confidential information or know-how (“Trade Secrets”), (vii) all applications and registrations for any of the foregoing, (viii) all other intellectual property and proprietary rights and all rights associated therewith in any jurisdiction in the world (including all rights to collect royalties, products and proceeds in connection with any of the foregoing, and to sue and bring other claims for past, present or future infringement, misappropriation or other violation of any of the foregoing, and to recover damages (including attorneys’ fees and expenses) and lost profits in connection therewith) and (ix) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Period” means the period between the close of business on the Execution Date and the earlier of (x) Closing and (y) the termination of this Agreement.

“IRS” means the Internal Revenue Service or any successor Governmental Authority.

“Law” means any (i) applicable national, supranational, domestic or foreign, federal, state, provincial or local statute, law (including the common law), act, treaty, code, constitution, ordinance, Order, decree, rule, administrative interpretation, regulation, or by-law, and (ii) any other policy, guideline, notice, protocol or requirement having the force of law of any Governmental Authority, in each case as in effect from time to time.

“Licensed IP” means any and all (a) Acquired IP owned by a third party and exclusively licensed to, or purported to be exclusively licensed to, any Seller or (b) Acquired IP owned by a third party, non-exclusively licensed to any Seller and material to the Business.

“Liability” means any debt, loss, liability, obligation, commitment, claim, damage, demand, fine, judgment, deficiency, fee, charge or penalty, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, direct or indirect, determined or determinable or otherwise (including all adverse reactions, recalls, product and packaging complaints or other liabilities), whether arising under any Law, Order, Contract or otherwise and without regard to when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Litigation” means any claim, action, charge, complaint, audit, investigation, demand, petition, inquiry, arbitration, mediation, hearing, proceeding, suit (whether civil, criminal, administrative, or investigative or appellate proceeding), warning letter, or notice of violation.

“Look-Back Date” means January 1, 2023.

“Manufacture”, “Manufacturing” and “Manufactured” mean all activities related to the production, manufacture, processing, filling, finishing, testing, releasing, packaging, labeling, storage, shipping, handling, holding, quality assurance and quality control of any Product, or any intermediate.

“Marketing Approval” means approval of a Marketing Approval Application by the applicable Governmental Authority. Marketing Approvals shall not include accelerated approval by the FDA, conditional approval by the European Commission, approval under exceptional circumstances, or analogous forms of marketing approval granted by other applicable Governmental Authorities.

“Marketing Approval Application” means: (a) a New Drug Application (as more fully defined in 21 CFR Part 314) filed with the FDA, or any successor application thereto in the U.S. (“NDA”); (b) an application for authorization to market or sell a pharmaceutical product submitted to a Governmental Authority in any country or jurisdiction other than the U.S., including, with respect to the European Union, a marketing authorization application filed with the European Medicines Agency pursuant to the Centralized Approval Procedure or with the applicable Governmental Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (“MAA”); (c) with respect to any product for which an NDA or MAA has been approved by the applicable Governmental Authority, an application to supplement or amend such NDA or MAA to expand the approved label for such pharmaceutical product to include use of such pharmaceutical product for an additional indication or condition of use; or (d) any application with Governmental Authorities outside of the U.S. and European Union or European Economic Area that corresponds to any of the applications described in (a)-(c) above; and in each case including supplements and amendments to any of the applications described in (a)-(d) above.

“Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, development or change (each, an “Effect”), that, individually or in the aggregate, is material and adverse to, or would reasonably be expected to become material and adverse to the business, results of operations, assets, liabilities or financial condition of the Business or the Purchased Assets and the Assumed Liabilities, taken as a whole; provided, however, that none of the following, and no event, fact, occurrence, change, development, circumstance or effect to the extent resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) general political or economic conditions or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions or changes affecting the availability or cost of financing; (ii) conditions generally affecting any industry or industry sector in which the Sellers operate or compete or any conditions generally affecting the pharmaceutical industry; (iii) any change in accounting requirements, applicable Laws or the enforcement, implementation or interpretation thereof; (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing or any other geopolitical conditions or events, including any imposition, change, or escalation of tariffs, trade restrictions, trade wars, sanctions, embargoes, export or import controls, or other changes in trade policy; (v) any hurricane, flood, tornado, earthquake, pandemic or other natural disaster or force majeure event; (vi) the failure of Sellers to achieve any financial projections, predictions, forecasts or estimates of revenues or distributions for any period (provided that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition); (vii) any act or omission of Sellers taken with the prior written consent of or at the written request of Buyer; (viii) actions taken by Buyer or its Affiliates that constitute a breach of this Agreement by Buyer; (ix) (A) the commencement or pendency of this Agreement or of the Chapter 11 Cases, (B) any objections in the Bankruptcy Court to (1) this Agreement, any Ancillary Agreement or the Transactions, (2) the reorganization of Sellers, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Purchased Contract otherwise in compliance with this Agreement, (C) any Order of the Bankruptcy Court or any actions or omission of Sellers required to be taken (or not taken) to comply therewith, or (D) any public announcement relating to subsections (ix)(A)–(C) hereof or the impact of such announcement or pendency on the relationship of any Seller with any supplier, distributor, customer, partner or similar relationship or any loss of employees resulting therefrom; (x) any act or omission by Sellers required to be taken pursuant to the terms of the DIP Financing Order; (xi) any materially unfavorable notification or response to the sNDA or investigational new drug applications referred to therein from the FDA prior to Closing, including but not limited to issuance of a complete response letter, a notice of significant deficiencies, or other materially unfavorable action with respect to the sNDA or any material adverse results of any human factors study with respect to the packaging of the Milestone Product, provided, however, that any Effect  referred to in the foregoing clause (xi) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect involves: (A) any wrongdoing by the Company or any of its Affiliates or Representatives, (B) any action taken (or the failure to take any action) by or at the express direction of the Company constituting fraud or violation of applicable Law by the Company or (C) any willful and material failure on the part of the Company, unless Buyer shall have consented in writing to the taking or failure to take any such action; and (xii) any change in the listing, market price, credit rating or trading volume of the Sellers’ stock or other securities or any change affecting the ratings or the ratings outlook for the Sellers (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); except, in the case of clauses (i) through (v), to the extent that any such Effect has a disproportionate effect on the Purchased Assets and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Business.

“Material Contracts” has the meaning set forth in Section 3.1.20(a).

“Milestone Covenant Dispute” has the meaning set forth in Section 2.3.2(g)(ii).

“Milestone Events” has the meaning set forth in Section 2.3.2(c).

“Milestone Payments” has the meaning set forth in Section 2.3.2(c).

“Milestone Payment Covenant” has the meaning set forth in Section 2.3.2(g)(i).

“Milestone Product” means the drug product IGALMI® (dexmedetomidine) sublingual film for at home use which, as of the date hereof, is pending FDA approval pursuant to the sNDA; for the avoidance of doubt, “Milestone Product” shall not include the Approved Hospital Product.

“Net Sales” means, with respect to the Milestone Product, the aggregate gross sales amount of the Milestone Product less applicable shipping costs, invoiced by Buyer, its Affiliates or its sublicensees (in their capacity as Buyer’s sublicensee) during the applicable measurement period on an arms’-length basis to unaffiliated Third Parties, less each of the following deductions, all of which deductions shall be determined in accordance with GAAP: (a) two percent (2%) of gross sales, on account of cash discounts, (b) reasonable estimates for any adjustments on account of price adjustments, billing adjustments, bid defaults, shelf stock adjustments, promotional payments, or other similar allowances affecting the Milestone Product, (c) reasonable estimates for chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or healthcare organizations or other customers or patients, (d) reasonable estimates for amounts due to unaffiliated third parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales to any Governmental Authority in respect of state or federal Medicare, Medicaid, Veterans Administration, purchasers of the federal supply schedule or similar programs in any applicable jurisdiction, (e) allowances and credits to unaffiliated third parties on account of rejected, damaged, returned or recalled Milestone Product, (f) sales taxes, excise taxes, value-added taxes, and other Taxes (other than income taxes) levied on the invoiced amount, (g) any manufacturing Tax, including the brand manufacturer’s Tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148), (h) co-pay assistance, co-insurance assistance or other coupons directly related to the sale of the Milestone Product, accrued, paid or deducted pursuant to any obligation under any Contract, and (i) any other specifically identifiable amounts that have been credited against or deducted from the Product’s gross sales of Milestone Product and are substantially similar to those credits and deductions identified in clauses (a) through (h) above. Net Sales exclude (a) transfers of Milestone Product to third parties as bona fide samples, as donations, for promotional or advertising purposes, for the performance of clinical trials or in accordance with applicable Law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program) or any indigent program, in each case where the Milestone Product is transferred at or below cost, (b) intercompany transfer to an Affiliate of Buyer or between such entities and a sublicensee; provided that subsequent sale to an unaffiliated third party by such Affiliate or sublicensee is not considered an intercompany transfer, and (c) similar non-commercial sales for nominal or no consideration.

“Non-Recourse Parties” has the meaning set forth in Section 9.16.4.

“Notice” has the meaning set forth in Section 9.2.1.

“OFAC” means the Office of Foreign Asset Control.

“OIG” has the meaning set forth in Section 3.1.12(c).

“Order” means any judicial, arbitral, administrative, ministerial, departmental or regulatory writ, judgment, edict, directive, adjudication, decree, injunction, ruling, order, decision, award or other binding obligation, pronouncement, determination or similar action taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is (i) substantially consistent with the past practices of the Person, (ii) taken in the ordinary course of the normal day-to-day operations of the Person and (iii) not prohibited by applicable Law.

“Owned IP” means all Intellectual Property owned, or purported to be owned, by any Seller.

“Owned Technology” means any tangible embodiments of Intellectual Property (including Technology and Trade Secrets), in each case owned, or purported to be owned, by any Seller.

“Outside Date” means October 30, 2026.

“Parent” has the meaning set forth in the preamble hereto.

“Parent’s Guaranteed Obligations” has the meaning set forth in Section 9.16.1.

“Party(ies)” has the meaning set forth in the preamble hereto.

“Patent Assignment Agreement” means the Patent Assignment Agreement, in substantially the form attached as Exhibit C.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Payee” has the meaning set forth in Section 5.3.1(a).

“Payer” has the meaning set forth in Section 5.3.1(a).

“Payments” has the meaning set forth in Section 5.3.1(a).

“PDUFA Date” has the meaning set forth in Section 2.3.2(a).

“Permit” means with respect to any Person, any permit, license, grant, authorization, consent, clearance, franchise, listing, permission, qualification, registration, certificate, franchise, certification, variance, exemption, Order or approval or similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority having jurisdiction over the Person or pursuant to any Law.

“Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or payable; (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the Ordinary Course; (c) Encumbrance incurred or deposit made to a Governmental Authority in connection with any Permit; (d) non-exclusive licenses of Intellectual Property granted in the Ordinary Course that are not material to the Business or the Exploitation of the Products and disclosed on Section 1.1.3 of the Seller Disclosure Schedules; (e) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the Ordinary Course for amounts which are not due and payable; (f) Encumbrances expressly contemplated by the Sale Order; and (g) Encumbrances disclosed on Section 1.1.3 of the Seller Disclosure Schedules.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint stock company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal Representative, or any other legal entity, including a Governmental Authority, and pronouns have a similarly extended meaning.

“Personal Data” means any data or information in any media that, alone or in combination with other information, is capable of identifying a Person, browser, device or household, or any other data or information that is defined as or constitutes “personal data,” “protected health information,” “personal information,” “personally identifiable information,” or a similar term, under any applicable Law relating to data protection, data privacy, and data security.

“Petition Date” has the meaning set forth in the recitals.

“PhRMA Code” means the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals and Principles on Conduct of Clinical Trials.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject thereto) and all other stock purchase, stock option, restricted stock, equity, equity-based, severance, termination, retention, employment, individual consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, retirement, medical, prescription drug, dental, vision, disability, life insurance, health reimbursement, health savings account, flexible spending account, wellness, employee assistance, tuition reimbursement, educational assistance, adoption assistance, dependent care, transportation, automobile, home office, internet reimbursement, and other fringe benefit arrangements, supplemental retirement, nonqualified deferred compensation, executive benefit, excess benefit and split-dollar arrangements, vacation, paid time off, sick leave and other paid leave programs, and each other benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case, to which any Seller is a party, which is maintained, sponsored or contributed to by any Seller, or under or with respect to which any Seller has any Liability, whether in the United States or any foreign jurisdiction.

“Post-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Pricing Approval” means, with respect to a Product, the approval, agreement, determination or decision of any Governmental Authority establishing the price or level of reimbursement for such Product, in a given country or jurisdiction where Governmental Authorities approve or determine pricing for products for reimbursement or otherwise.

“Products” means any drug product, preparation, formulation, salt, or dosage form that is owned or otherwise controlled by any Seller as of the date hereof, including, BXCL501, BXCL502, BXCL503, BXCL504, BXCL701, BXCL702, the Approved Hospital Product, the Milestone Product and all investigational uses of any of the foregoing.

“Product Information” means records, reports (internal and external), data, datasets, source documents, files, marketing materials, specifications, shipping and storage records, Manufacturing documentation and quality assurance information associated with the Products, or Research, Manufacturing or Commercialization thereof, including but not limited to vendor lists, customer lists, pricing lists, advertising, marketing, sales, patient education and training materials and presentations, and promotional materials (including, to the extent available, samples and demonstration materials), quality control records, quality and inspection instructions and documents, biocompatibility, sterilization and packaging documentation, market research, competitive intelligence, brand and launch plans and forecasts, medical and scientific communications materials (including medical information response documents, standard response letters and field medical materials), digital and social media assets and customer relationship management data, promotional review committee and other approval records and training completion records, chemistry, manufacturing, and controls development reports and development history (including process development, formulation development, and analytical method development and validation information), process characterization reports, validation documentation (including validation master plans and method validation packages), stability data, technology transfer documentation and packages, quality system records, supplier qualification records, development laboratory notebooks and electronic laboratory records, statistical programming assets and human factors documentation, and all associated raw data and know-how (including any of the foregoing retained by or at any contract manufacturing organization), required for or useful to the Research, Manufacture, Exploitation and Commercialization of the Products, in each case, whether created, generated or maintained prior to, on or after the date of this Agreement, including all such records, reports, data and materials relating to any Product in its current or in prior form.

“Prohibited Actions” has the meaning set forth in Section 4.2.1.

“Public Statement” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 2.3.2(c).

“Purchased Assets” has the meaning set forth in Section 2.1.1.

“Purchased Avoidance Actions” has the meaning set forth in Section 2.1.1(u).

“Purchased Contracts” has the meaning set forth in Section 2.1.1(a).

“Purchased Permits” has the meaning set forth in Section 2.1.1(g).

“Purchased Product Records” means all Regulatory Approvals, Regulatory Documentation, Product Information, books and records (including records of call center activity) relating to the Business or the Products to the extent owned, maintained or in the possession or control of any Seller, including all books of account, invoices, files, instruments, data (including research, development, financial, sales, purchasing, clinical, regulatory and operating data), marketing plans, marketing surveys, market share statistics, customer lists, supplier lists, distributor lists, but excluding, in all cases, the Excluded Items and any Intellectual Property included therein.

“Purchased Regulatory Approvals” means the Regulatory Approvals set forth on Section 1.1.4 of the Seller Disclosure Schedules or relating to the Business or the Products.

“Purchased Technology” means all tangible embodiments of Intellectual Property (including Technology and Trade Secrets), in each case licensed to, or purported to be licensed to, any Seller, and all Owned Technology, in each case, relating to the Business or the Products.

“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, Permits, notifications, regulatory dossiers and authorizations or waivers of any Governmental Authority that are necessary or reasonably useful for the Exploitation of a product (including any Product) in any country or jurisdiction and that are necessary or reasonably useful to initiate Commercialization of a Product in a country or jurisdiction, including Marketing Approval and as applicable, Pricing Approval.

“Regulatory Approval Transfer Documentation” means the Seller Transfer Letters and Buyer Transfer Letters.

“Regulatory Documentation” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations), waivers, data, or reports (and all supplements and amendments thereto) with respect to the Research, Manufacture, and Commercialization of the Products made to or received from any Governmental Authority in a given country, and all correspondence with Governmental Authorities related to the Products, including all regulatory filings, underlying data, datasets and supporting documents (including all nonclinical and clinical data, datasets, source documents and all supporting materials and information), Manufacturing data and documentation, current approved labeling and packaging and any other existing files and dossiers, annual reports and periodic safety reports, drug master files, FDA warning or untitled letters, FDA notices of inspectional observations (including any responses to such reports), complaint, adverse event and medical inquiry files and pharmacovigilance records, and any other information, documents and records required to be maintained under Healthcare Laws or otherwise maintained for the purpose of compliance with applicable Healthcare Laws, in each case with respect to the Products.

“Representatives” means a Party’s officers, directors, employees, agents, attorneys, accountants, consultants, advisors, financing sources and other representatives.

“Research” means all activities related to the nonclinical and clinical research, development, identification, screening and testing of a Product, including toxicology tests, analytical method development, stability testing, process development and improvement, process validation, formulation development, human factors testing, delivery system development, quality assurance and quality control development, statistical analysis, pre- and post-approval clinical studies or trials, and regulatory activities in support thereof.

“Retained Actions” means any action, cause of action, claim, demand, litigation, suit, summons, subpoena, inquiry, investigation, audit, hearing, originating application to a tribunal, arbitration or other legal proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, whether asserted, unasserted, contingent, or otherwise, identified on Section 1.1.5 of the Seller Disclosure Schedules.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the Transactions.

“Sale Order” means an order entered by the Bankruptcy Court substantially in the form of Exhibit F attached hereto, subject to (a) immaterial modifications or clarifications or (b) such other changes to which Buyer, in its sole discretion, consents in writing.

“Sanctions” means all Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), Canada, Israel, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, and the European Union.

“Sanctioned Country” means any country or territory that is the subject of Sanctions, including, without limitation, Cuba, Iran, Lebanon, Syria, North Korea, and the Crimea, Donetsk People’s Republic, Sevastopol, Zaporizhzhia, or Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions, including any Person that is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is a Sanctioned Country; (ii) 50% or more owned or controlled by the government of a Sanctioned Country; or (iii) (A) a Designated Party; or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission and any successor agency thereto.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized access, acquisition, use, disclosure, destruction, modification, or loss of Personal Data, or unauthorized access to or disruption of any information technology systems used in the operation of the Business.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules of Sellers delivered by Sellers pursuant to this Agreement.

“Seller Financial Advisor” means MTS Health Partners, L.P.

“Seller SEC Documents” has the meaning set forth in Section 3.1.

“Seller Transfer Letters” means letters notifying the FDA of the transfer or assignment of the Purchased Regulatory Approvals, including NDA #215390 and all INDs for the Products, to Buyer or its designated Affiliate, as well as any similar letters to any other applicable Governmental Authorities, in each case delivered to Buyer in the form to be reasonably agreed to by Buyer and such Seller.

“Sellers’ Knowledge,” “Knowledge of Sellers” and similar formulations mean the actual knowledge of any one of Vimal Mehta, the Chief Executive Officer of the Company, Richard I. Steinhart, the Chief Financial Officer of the Company, Frank D. Yocca, the Chief Scientific Officer of the Company and Javier Rodriguez, the Chief Legal Officer of the Company, and the knowledge obtained by each such individuals after reasonable inquiry of any employee or agent of Sellers who has principal responsibility for the subject matter to which such knowledge relates.

“sNDA” means Supplement 0003 to NDA #215390 received by FDA on January 14, 2026, seeking to expand the FDA-approved labeling of IGALMI® (dexmedetomidine) sublingual film to include at-home use, as amended or modified.

“Subsidiary” means, with respect to any Person, any entity in which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) at least 50% of the outstanding equity or financial interests of such entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Sunset Date” has the meaning set forth in Section 2.3.2(c).

“Successful Bidder” has the meaning set forth in Section 2.3.1(b).

“Successor” has the meaning set forth in Section 8.2.10(a).

“Tax Laws” has the meaning set forth in Section 2.3.3.

“Tax Return” means any return, declaration, report, election, notice, filing, claim for refund, information return or statement relating to Taxes, including any schedule, attachment, amendment or supplement thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Taxes and includes any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, excises, premiums, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, value added, goods and services, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, stamp, documentary, registration, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties, fines or additions to tax with respect thereto, imposed by any Taxing Authority or other Governmental Authority under applicable Law, and including any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee, successor, responsible person, withholding agent, by contract (other than any contract entered into in the Ordinary Course the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising tax regulatory authority.

“Teva R&D” means Teva Branded Pharmaceutical Products R&D LLC, a Delaware limited liability company.

“Third Party” means any Person other than Sellers, Buyer and their respective Affiliates and permitted successors and assigns.

“Third-Party Payor Program” means any third-party payors or programs, including Governmental Programs and private payors.

“Top Customer” has the meaning set forth in Section 3.1.21.

“Top Supplier” has the meaning set forth in Section 3.1.21.

“Trademark” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark Assignment Agreement” means the Trademark Assignment Agreement, in substantially the form attached as Exhibit D.

“Transaction Pleadings” has the meaning set forth in Section 5.10.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.3.2(a).

“Undisclosed Contract” has the meaning set forth in Section 2.1.3(a)(iii).

“Upfront Payment” has the meaning set forth in Section 2.3.1(a).

“Written Instructions” has the meaning set forth in Section 2.3.1(b).

1.2.         Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively, and do not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its successors and permitted assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (h) all references to “made available” means, when used with respect to any document or other item of information, that such document or other item of information was provided or made available to Buyer in the “virtual data room” prepared by the Sellers to which Buyer has been provided access prior to the date hereof; and (i) references to monetary amounts are denominated in United States Dollars and all references to “$” shall be deemed to refer to United States dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

Article 2
SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1.         Sale of Purchased Assets.

2.1.1              Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Sellers, all rights, title and interests of Sellers in and to all of the assets, properties, interests, rights and claims of Sellers, other than the Excluded Assets, including the following (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances (other than Permitted Encumbrances):

 (a)          all rights and interests of Sellers under the Contracts set forth in Section 2.1.1(a) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified by Buyer (unless otherwise indicated in the Seller Disclosure Schedules) from the date hereof through three (3) Business Days prior to the Closing Date in accordance with Section 2.1.4, including all manufacturing and chemistry, manufacturing, and controls-related Contracts, know-how, and documentation (the “Purchased Contracts”);

 (b)          the Purchased Product Records;

 (c)          the Acquired IP and Purchased Technology, including all rights to sue for past, present, and future infringement, misappropriation, or violation thereof including all intellectual property rights related to the Products, including patents, patent applications, trademarks, and trade secrets;

 (d)          all regulatory filings, approvals, and correspondence with the FDA related to the Products, including the sNDA;

 (e)          all clinical data, preclinical data, and research materials related to the Products;

 (f)          [Reserved];

 (g)          all Permits that are listed on Section 2.1.1(g) of the Seller Disclosure Schedules or relating to the Business or the Products, to the extent assignable or transferable (the “Purchased Permits”);

 (h)          all Finished Goods Inventory owned by and in the possession or custody of Sellers;

  (i)          all drug substance, active pharmaceutical ingredients, excipients, raw materials, in-process materials, work-in-process, demonstration equipment, components (including packaging components), packaging material or similar items that are (i) used by any Seller or any third-party contract manufacturer, supplier or vendor of any Seller, in each case, in the production or distribution of any Product or (ii) held in any such Person’s inventory for any use related to any Product, in each case (i) and (ii), and in the possession, control or custody of any such Person;

 (j)           all advertising, marketing, sales and promotional materials relating to the Products;

 (k)          all URLs, websites, social media accounts, website content, fax numbers and telephone numbers relating to the Products;

  (l)          all pre-paid expenses and security deposits;

(m)          all Purchased Regulatory Approvals to the extent transferable under law;

 (n)         [Reserved];

 (o)          all Employee Equipment;

 (p)          confidentiality, joint defense or similar agreements with prospective purchasers of the Products or the Business,

 (q)          all Accounts Receivable;

  (r)          all insurance policies of Sellers (other than the D&O Policies and those funding a Plan), to the extent transferable, including all insurance recoveries thereunder and all rights to assert claims thereunder; provided that, with respect to any such insurance policy that is not transferable, or to the extent any claim thereunder relates to or arises from any Excluded Asset or Excluded Liability, Sellers shall retain the right to assert, prosecute and settle such claim and to receive and retain any proceeds or recoveries in respect thereof, and Buyer shall, and shall cause its Affiliates to, reasonably cooperate with Sellers (at Sellers' sole cost and expense) in asserting and pursuing any such claim, including by providing reasonable access to relevant books, records and personnel to the extent necessary to assert and pursue such claim, during normal business hours upon reasonable advance notice, subject to any applicable privileges or confidentiality obligations; provided, further, that, notwithstanding the non-transferability of any such insurance policy, Buyer shall be entitled to all rights, benefits, claims, causes of action, proceeds and recoveries under such policy to the extent relating to the Purchased Assets or Assumed Liabilities, and Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate with Buyer (at Buyer’s sole cost and expense) in asserting, prosecuting and recovering under such policies;

 (s)          all goodwill related to the Business, the Purchased Assets and/or the Assumed Liabilities;

 (t)          all rights of Sellers under any non-disclosure or confidentiality, non-compete, non-interference, non-solicitation or similar agreements with current and former employees and agents of Sellers or with third parties, in each case, related to the Purchased Assets or the Business (or any portion thereof), including any RCAs;

 (u)          all Avoidance Actions, and the proceeds thereof, against any of Sellers’ vendors, suppliers, customers or trade creditors with whom Buyer continues to conduct business in regard to the Purchased Assets after the Closing and any of their Affiliates (the “Purchased Avoidance Actions”);

(v)           [Reserved]; and

(w)          to the extent transferable under applicable Law and subject to the terms of this Agreement, any security deposits held by counterparties to the Purchased Contracts.

2.1.2              Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, (a) Buyer shall not acquire the Excluded Assets, including any Contract set forth on Section 2.1.2 of the Seller Disclosure Schedules (each such contract an “Excluded Contract”) and any other assets set forth on Section 2.1.2 of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified (unless otherwise indicated in the Seller Disclosure Schedules or to change an Excluded Asset into a Purchased Asset) from the Execution Date through two (2) Business Days prior to the Closing Date in accordance with Section 2.1.4, and (b) Sellers shall retain the Excluded Assets following the Closing.

2.1.3              Assumption/Rejection of Certain Contracts.

 (a)           Assumption and Assignment of Executory Contracts.

(i)             Section 2.1.3(a) of Seller Disclosure Schedules (the “Available Contracts Schedule”) sets forth a list of all Contracts to which any Seller is a party that is subject to assumption or rejection pursuant to Section 365 of the Bankruptcy Code (the “Available Contracts”) and the estimated Cure Costs for each Available Contract. No later than two (2) Business Days prior to Closing, Buyer shall designate in writing (a “Designation Notice”) the Purchased Contracts. All Available Contracts that Buyer does not designate as Purchased Contracts pursuant to this Section 2.1.3(a) shall not constitute Purchased Contracts or Purchased Assets and shall automatically be deemed Excluded Contracts; provided, however, that if there is a Cure Cost dispute with respect to an Available Contract or any other dispute as to the assumption or assignment of such Available Contract (such Available Contract, a “Disputed Contract”) that has not been resolved to the satisfaction of Buyer prior to two (2) Business Day prior to Closing (the “Designation Deadline”), then the Designation Deadline shall be extended (but only with respect to such Disputed Contract) to no later than the earlier of (A) the date on which such Available Contract is deemed rejected by operation of Section 365 of the Bankruptcy Code, and (B) the date upon which such dispute is finally determined by the Bankruptcy Court or mutually resolved by the Sellers and any counterparty to such Disputed Contract, which resolution shall be approved by Buyer in its sole discretion (the “Extended Contract Period”). If a Designation Notice with respect to a Disputed Contract is not delivered by Buyer in writing by the date which is ten (10) Business Days following the expiration of such Extended Contract Period, such Disputed Contract shall not constitute a Purchased Contract or Purchased Asset.

(ii)            Sellers shall cause a timely and proper written notice, in any event, no later than three (3) Business Days following entry of the Bidding Procedures Order to all counterparties (the “Counterparties”) and procedures for objection thereto in accordance with the Bidding Procedures Order, to all Available Contracts in accordance with the procedures set forth in the Bidding Procedures Order. Such notice shall identify each Available Contract by the name or appropriate description and date (if available), the Counterparty, and the address of such Counterparty for notice purposes. Such notice shall also (A) set forth Sellers’ good faith estimate of the applicable Cure Costs for each Available Contract as determined by Sellers based on their books and records, (B) set forth procedures for objecting to the proposed Cure Costs and proposed assignment of the Available Contract, and (C) be filed with the Bankruptcy Court (the “Cure Costs Notice”).

(iii)           Undisclosed Contracts. If, at any time prior to the date that is one (1) calendar day prior to the Designation Deadline, any Seller becomes aware that it is a party to a Contract that is not listed on the Available Contracts Schedule (each, an “Undisclosed Contract”), Seller shall update the Available Contracts Schedule with respect to such Undisclosed Contract, provide the Buyer with a correct and complete copy of such Contract, and (i) file with the Bankruptcy Court such updated schedule, and (ii) serve a Cure Costs Notice, which notice shall include such updated schedule, to the Counterparty to such Undisclosed Contract.

(iv)          Buyer shall have the right, in its sole discretion, to notify Sellers in writing up to the Designation Deadline, of any Available Contract that it does not wish to assume or any Excluded Contract that Buyer wishes to designate as a Purchased Contract, and (A) any such Available Contract that Buyer no longer wishes to assume shall be automatically deemed an Excluded Contract, in each case, without any adjustment to the Purchase Price, and (B) any such previously Excluded Contract shall automatically become a Purchased Contract, in each case, without any adjustment to the Purchase Price. If, in accordance with the Bidding Procedures, any Counterparties object, in writing, to the proposed Cure Costs or the assumption of its Contract within ten (10) Business Days of the Cure Costs Notice delivered to such Counterparty pursuant to Section 2.1.3(a)(ii) or (iii), as applicable, and the Counterparty, Sellers, and Buyer are unable to reach a consensual resolution with respect to such objection, Sellers shall seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption and assignment.

(v)            In the event of any objection by a counterparty to a Purchased Contract to (A) the Cure Costs asserted by a Seller, (B) the adequate assurance of future performance to be provided by Buyer, or (C) any other aspect of the proposed assumption and assignment of such Purchased Contract (each, a “Cure/Assumption Objection”), Sellers shall use their best efforts to resolve any such Cure/Assumption Objection (with the prior written consent of Buyer); provided that (x) Seller shall be solely responsible for resolving any Cure Cost objection and any objection other than an objection based solely on Buyer’s adequate assurance of future performance, (y) Buyer shall reasonably cooperate with Seller in connection with any objection relating to adequate assurance of future performance, and (z) if requested by Buyer, Seller shall prosecute to conclusion any Cure/Assumption Objection interposed by a Counterparty. In no event shall Seller settle any Cure/Assumption Objection without the express prior written consent of Buyer. Sellers shall litigate before the Bankruptcy Court any Cure/Assumption Objection that cannot be settled with the prior written consent of Buyer and shall request that the Bankruptcy Court hear and determine such objection on an expedited basis.

(vi)           If any Cure/Assumption Objection with respect to any Purchased Contract has not been resolved prior to the Closing (whether by order of the Bankruptcy Court or by agreement with the applicable Counterparty), (i) Buyer may, in its sole discretion, elect to remove such Contract as a Purchased Contract, in which case such Contract shall be an Excluded Asset for all purposes of this Agreement and no Liabilities arising thereunder shall be assumed or borne by Buyer, or (ii) Buyer may elect to temporarily treat such Contract as a Disputed Contract and proceed to Closing without any modification to Purchase Price, without the assignment of such Disputed Contract, and determine within ten (10) Business Days after resolution of such objection (whether by order of the Bankruptcy Court or by agreement with the applicable counterparty) whether to treat such Disputed Contract as a Purchased Contract or an Excluded Asset. Upon resolution of any Cure/Assumption Objection following the Closing, Seller shall promptly assume and assign such Contract to Buyer in accordance with Section 365 of the Bankruptcy Code, and Buyer shall satisfy the applicable Cure Costs for such Contract pursuant to Section 2.1.3(a)(vii), subject to the Cure Costs Cap.

(vii)         At the Closing (or, with respect to any Available Contract that remains a Disputed Contract, at such later date when all disputes with respect to such Available Contract have been resolved to the mutual satisfaction of Buyer), the applicable Sellers shall, subject to Buyer’s payment of the applicable Cure Costs, subject to the Cure Costs Cap, assign to Buyer all Purchased Contracts that may be assigned by Seller to Buyer pursuant to sections 363 and 365 of the Bankruptcy Code, and Buyer shall assume such Purchased Contracts. Buyer shall have the right, in its sole discretion and upon written notice to Sellers delivered no later than two (2) Business Days prior to the Closing Date, to elect to satisfy its obligation to pay the Cure Costs, subject to the Cure Costs Cap, by either (i) paying such Cure Costs directly to the applicable Counterparties or (ii) providing such funds to Sellers for disbursement by Sellers to the applicable Counterparties on Buyer’s behalf; provided that, in the case of clause (ii), Sellers shall disburse such funds to the applicable Counterparties within two (2) Business Days following receipt thereof and shall provide Buyer with reasonable evidence of such disbursement.

2.1.4              Designation of Assets. At any time prior to the date that is two (2) Business Days prior to the Closing, Buyer shall be entitled to, in Buyer’s sole discretion, designate (by delivery of (a) written notice to Sellers of such designation and (b) an updated Section 2.1.2 of the Seller Disclosure Schedules reflecting such designation) additional assets to exclude, which assets will thereinafter constitute “Excluded Assets” hereunder without an adjustment to the Purchase Price.

2.1.5              Retention of Rights. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, each Seller retains, on behalf of itself and its Affiliates, a right to retain copies of all or any part of all documentation that such Seller delivers to Buyer pursuant to this Agreement as may be reasonably necessary to exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under this Agreement or any Ancillary Agreement, for purposes of (i) administering the Chapter 11 Cases and (ii) complying with Law.

2.2.         Liabilities.

2.2.1              Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall assign to Buyer and Buyer shall assume from Sellers and agree to pay and discharge when due, only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)           all Liabilities arising under the Purchased Contracts required to be paid or otherwise satisfied in connection with the assumption and assignment thereof pursuant to Section 365 of the Bankruptcy Code, including the Cure Costs, subject to the Cure Costs Cap, or that arise and become due from and after the Closing Date (excluding any Liabilities that arise from or relate to any breaches under such Purchased Contracts, or any facts, circumstances, conditions or events that are in existence, on or prior to the Closing Date); provided, that for the avoidance of doubt, the term Assumed Liabilities shall not include any Taxes except to the extent included in Section 2.2.1(b); and

(b)           any Transfer Taxes payable by Buyer pursuant to Section 5.3.2(a).

2.2.2              Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Excluded Liabilities, including in respect of Taxes.

2.2.3              Buyer Acknowledgement. Buyer acknowledges that from and after the Closing, as between Buyer and Sellers, Buyer will have responsibility for all Liabilities arising out of the operation of the Business and exploitation of the Purchased Assets after the Closing.

2.3.         Consideration.

2.3.1              Upfront Payment and Deposit.

 (a)          In partial consideration for the Transactions, and subject to the terms and conditions hereof, at the Closing, Buyer shall pay to Sellers $57,500,000 in cash (the “Upfront Payment”), less the Deposit, less the excess, if any, of Cure Costs over the Cure Costs Cap, by wire transfer of immediately available funds to the account designated by Sellers by written Notice to Buyer, such written Notice to be provided at least five (5) Business Days prior to the Closing Date.

 (b)          If Buyer’s bid is selected as the highest or otherwise best bid and Buyer is deemed the winning bidder (the “Successful Bidder”), at the Closing, Sellers shall direct the Escrow Agent by written instructions (“Written Instructions”) with Buyer’s prior written consent, not to be unreasonably withheld, to deliver the Deposit to Sellers and such Deposit shall automatically be deemed to be credited toward payment of the Upfront Payment in accordance with Section 2.3.1(a). Any Written Instructions submitted to the Escrow Agent shall require Buyer’s prior written consent; provided that, notwithstanding anything to the contrary herein, Buyer shall provide, and shall not unreasonably withhold, such written consent consistent with the terms of this Agreement.

 (c)          In the event Buyer is not the Successful Bidder or the Backup Bidder (as defined in the Bidding Procedures Order) and this Agreement is not terminated pursuant to Section 8.1 (other than as set forth in Section 8.2.6), Sellers shall direct the Escrow Agent by Written Instructions (with Buyer’s prior written consent) to disburse (and the Escrow Agent shall disburse) the Deposit to Buyer without set-off or deduction, within three (3) Business Days of the Escrow Agent’s receipt of such direction, and to be retained for Buyer’s own account; provided that, notwithstanding anything to the contrary herein, Buyer shall provide, and shall not unreasonably withhold, its written consent to Written Instructions consistent with the terms of this Agreement. In the event Buyer is the Backup Bidder, upon the Backup Bid Expiration Date, Sellers shall direct the Escrow Agent by Written Instructions (with Buyer’s written consent) to disburse (and the Escrow Agent shall disburse) the Deposit to Buyer without set-off or deduction, within three (3) Business Days of Escrow Agent’s receipt of such direction, and to be retained by Buyer for Buyer’s own account; provided that, notwithstanding anything to the contrary herein, Buyer shall provide, and shall not unreasonably withhold, its written consent to Written Instructions consistent with the terms of this Agreement.

 (d)          In the event that Buyer is the Backup Bidder and the sale transaction with the applicable Successful Bidder is terminated prior to the Backup Bid Expiration Date, Buyer shall be deemed the new Successful Bidder for the Purchased Assets and shall be obligated, subject to the terms hereof, to consummate the Backup Bid as if it were the Successful Bidder at the Auction pursuant to the terms hereof.

2.3.2              Contingent Consideration.

 (a)          In partial consideration for the Transactions, and subject to the terms and conditions of this Agreement, within ten (10) Business Days after Buyer becoming aware of receipt of FDA approval giving rise to the earliest achieved milestone event set forth below in this Section 2.3.2(a) by Buyer or any of its Affiliates or sublicensees (in their capacity as a sublicensee of Buyer) (each, a “Development Milestone Event” and collectively, the “Development Milestone Events”), Buyer shall notify Sellers in writing of such achievement of such Development Milestone Event. After receipt of such notice, Sellers shall submit an invoice to Buyer with respect to the corresponding milestone payment (each, a “Development Milestone Payment”). Buyer shall make the applicable Development Milestone Payment to Sellers within thirty (30) Business Days after the achievement of the applicable Development Milestone Event provided, Sellers shall not send such an invoice earlier than the occurrence of a Development Milestone Event and Buyer will not have any obligation to make any payment with respect to any such invoice. If a Development Milestone Event occurs prior to the Closing, an invoice may be submitted by Sellers prior to the Closing, and such Development Milestone Payment shall be made by Buyer to Sellers on the later of (x) ten (10) Business Days following achievement of such Development Milestone Event and (y) the Closing Date.

No.	Development Milestone Event	Development Milestone Payment
1.	Regulatory Approval by the FDA of the sNDA for the Milestone Product on or prior to November 21, 2026	$67,500,000
2.	Regulatory Approval by the FDA of the sNDA for the Milestone Product after November 21, 2026 but on or prior to February 28, 2027	$55,000,000
3.	Regulatory Approval by the FDA of the sNDA for the Milestone Product after February 28, 2027 but on or prior to May 31, 2027	$20,000,000
4.	Regulatory Approval by the FDA of the sNDA for the Milestone Product after May 31, 2027 but on or prior to November 30, 2027	$5,000,000

(i)             Notwithstanding anything to the contrary in this Agreement, (i) only one Development Milestone Payment shall in any event be payable and (ii) no Development Milestone Payment shall be payable unless and until the Closing has occurred.

 (b)          Buyer shall have the right to deduct from any unpaid Milestone Payment fifty percent (50%) of any payments that Buyer or any of its Affiliates reasonably makes or is obligated to make in exchange for any license to, or other right to use or practice, any Intellectual Property that is acquired by Buyer from a Third Party after the Closing and that is necessary to exploit a Milestone Product (provided, that no Milestone Payment shall be reduced (x) by more than fifty percent (50%) of the amount of such Milestone Payment otherwise payable on account of this clause (b) or (y) for the payment of (i) any Ordinary Course Owned IP maintenance fees of Buyer following the Closing, (ii) any amounts to a patent authority or outside counsel for the filing, prosecution or maintenance of any Intellectual Property following the Closing, or (iii) any amounts paid to a Governmental Authority in connection with seeking approval of the Milestone Product).

 (c)          In partial consideration for the Transactions, and subject to the terms and conditions of this Agreement, unless Development Milestone Event #1 or Development Milestone Event #2 is achieved, within forty-five (45) Business Days after the Calendar Quarter in which any milestone event set forth below in this Section 2.3.2(c), is first achieved by Buyer or any of its Affiliates or sublicensees (in their capacity as a sublicensee of Buyer) (each, a “Commercial Milestone Event” and collectively with the Development Milestone Events, the “Milestone Events”), Buyer shall notify Sellers in writing following such first achievement of such Commercial Milestone Event. After receipt of such notice, Sellers shall submit an invoice to Buyer with respect to the corresponding milestone payment (each, a “Commercial Milestone Payment” and collectively with the Development Milestone Payments, the “Milestone Payments” and, together with the Upfront Payment and the Assumed Liabilities, the “Purchase Price”). Buyer shall make the applicable Commercial Milestone Payment to Sellers within forty-five (45) Business Days after an invoice has been received by Buyer; provided, that Sellers shall not send such an invoice earlier than the occurrence of the applicable Commercial Milestone Event and Buyer will not have any obligation to make any payment with respect to any such invoice. For the avoidance of doubt, no Milestone Payment, or the Upfront Payment, shall become due and payable and neither Party will be obligated to reimburse the other Party for any costs incurred by the other Party under or in connection with this Agreement unless and until this Agreement becomes effective. Notwithstanding anything herein to the contrary, if (i) either Development Milestone Event #1 or Development Milestone Event #2 is achieved, then in no event will any Commercial Milestone Payment be due or payable and Buyer will not be required to submit any notification with respect to the achievement of any Commercial Milestone Event or (ii) a Commercial Milestone Event has not been achieved on or by the end of December 31, 2035, Buyer will not be required to provide notice of the achievement of such Commercial Milestone Event nor make any corresponding Commercial Milestone Payment. For each calendar year following the Closing and prior to the Sunset Date, Buyer shall, within forty-five (45) Business Days after the end of each such calendar year, provide Sellers with a written report setting forth the Net Sales of the Milestone Product for such calendar year, together with a reasonably detailed calculation of Net Sales, including deductions taken in calculating Net Sales pursuant to the definition thereof. For purposes of this Section 2.3.2(c), “Sunset Date” means the earliest to occur of (i) the calendar year in which Development Milestone Event #1 or Development Milestone Event #2 is achieved, (ii) the calendar year in which the last Commercial Milestone Event has been achieved and (iii) the calendar year ending on December 31, 2035.

No.	Commercial Milestone Event	Commercial Milestone Payment
1.	First Achievement of Net Sales of the Milestone Product during a single calendar year on or prior to December 31, 2035 of $250,000,000 or more	$10,000,000
2.	First Achievement of Net Sales of the Milestone Product during a single calendar year on or prior to December 31, 2035 of $500,000,000 or more	$10,000,000

(i)             Notwithstanding anything to the contrary in this Agreement, (i) only one Commercial Milestone Payment shall be payable for the achievement of any Commercial Milestone Event, regardless of the number of times such Commercial Milestone Event is achieved and (ii) no Commercial Milestone Payment shall be payable unless and until the Closing has occurred.

 (d)          Interest on Late Milestone Payments. If Buyer fails to pay any Development Milestone Payment or Commercial Milestone Payment in full by the date such payment is due pursuant to Section 2.3.2(a) or Section 2.3.2(c), as applicable (the “Milestone Due Date”), then interest shall accrue on the unpaid amount of such Development Milestone Payment or Commercial Milestone Payment, as applicable, following the applicable Milestone Due Date to, but excluding, the date such payment is paid in full, at a rate at Prime plus three percent (3%) per annum. Such interest shall be due and payable by Buyer to Sellers together with, and in addition to, the corresponding Development Milestone Payment or Commercial Milestone Payment. The accrual and payment of interest pursuant to this Section 2.3.2(d) shall not limit or affect any other right or remedy available to Sellers under this Agreement or applicable Law on account of Buyer's failure to timely pay any Development Milestone Payment or Commercial Milestone Payment.

 (e)          Except as otherwise set forth in this Section 2.3.2(g), Sellers acknowledge and agree that (i) Buyer makes (A) no guarantees or promises that any Milestone Event will be achieved at all or by a specific date or is achievable and (B) no assessments or predictions regarding the likelihood of any Milestone Event being achieved, (ii) there is no assurance that Sellers will receive any payments described in this Section 2.3.2 unless any Milestone Event is achieved, (iii) Buyer has not, prior to or after the date hereof, promised or shared any projections of any amounts to be received by Sellers in respect of any payments described in this Section 2.3.2, (iv) Sellers are not relying on and have not relied on any promises, projections, representations or warranties of any kind or other information, documents or materials (or absence thereof) in respect of any payments described in Section 2.3.2, including with respect to the operation of any business, including the Business, following the Closing, (v) Buyer and its Affiliates may now or in the future engage in (I) research, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated by any Milestone Event, (II) any transaction (including a purchase of assets, properties or businesses, merger, purchase of stock or other equity interests, or otherwise) pursuant to which Buyer or any of its Affiliates directly or indirectly acquires technologies or products similar to or competitive with those contemplated by any Milestone Event or the Milestone Product, or (III) any licensing transaction pursuant to which Buyer or any of its Affiliates directly or indirectly licenses any Intellectual Property, technologies or products, or the development and/or commercialization of any of the foregoing, similar to or competitive with those contemplated by any Milestone Event or the Milestone Product, (vi) Buyer and its Affiliates shall have the right to, or not to, own, operate, use, license, research, develop and otherwise commercialize, or otherwise practice, use or exploit, the Purchased Assets and other assets owned or controlled by Buyer or any of its Affiliates in a way that Buyer deems appropriate, in its sole business judgment, (vii) Buyer shall not have any obligation to make any level of efforts or engage in any particular or specific activities in connection with any Milestone Event or Milestone Product, including in connection with achieving any Milestone Event, and (viii) Buyer shall not have any duty, as a fiduciary or otherwise, to Sellers or any other Person in connection with its operation of any business, including the Business, following the Closing, or any obligation, whether expressed or implied, to own, operate, use, license, research, develop or otherwise commercialize, or otherwise practice, use or exploit, any Milestone Product, Purchased Asset or other asset in any manner, including in order to make or expedite the Milestone Payment. Sellers hereby (x) disclaim reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), (y) understand and agree that any such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) are specifically disclaimed by Buyer and (z) waive any right they may otherwise have with respect to any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof). Buyer shall have the right (at its sole cost and expense) to manage and control its actions in fulfillment of the obligations, if any, of Buyer or any other Person with respect to the achievement of any Milestone Event in Buyer’s sole business judgment. The parties hereto intend the express provisions of this Section 2.3.2 to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Authority or otherwise. All payments under this Agreement shall be made in U.S. Dollars. Any sales incurred in a currency other than U.S. Dollars shall be converted to the U.S. Dollar equivalent using Buyer’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into U.S. Dollars. All payments owed under this Agreement shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by Sellers.

 (f)           Acknowledgement. SELLERS ACKNOWLEDGE AND AGREE THAT NEITHER BUYER NOR ANY OTHER PERSON, DIRECTLY OR INDIRECTLY, HAS MADE, AND SELLERS HAVE NOT RELIED ON, ANY REPRESENTATION OR WARRANTY AS TO (I) THE PROSPECTS OF ANY PRODUCT, INCLUDING WHETHER ANY PRODUCT CAN OR WILL BE SUCCESSFULLY DEVELOPED, GRANTED REGULATORY APPROVAL, OR COMMERCIALIZED, OR REGARDING THE CLINICAL EFFECTIVENESS, SAFETY PROFILE, OR PROFITABILITY OF ANY PRODUCT; (II) BUYER’S OR ANY OTHER PERSON’S EFFORTS, INTENTIONS, OR EXPECTATIONS WITH RESPECT TO ANY PRODUCT, INCLUDING EFFORTS, INTENTIONS OR EXPECTATIONS IN ANY WAY RELATED TO THE DEVELOPMENT OR COMMERCIALIZATION OF ANY PRODUCT OR THE ACHIEVEMENT OF ANY MILESTONE EVENT; OR (III) ANY OTHER FORWARD-LOOKING STATEMENTS. SELLERS AND ANY OTHER PERSON ACTING ON THEIR BEHALF WILL NOT MAKE ANY CLAIM WITH RESPECT TO ANY OF THE MATTERS DISCLAIMED IN THIS PARAGRAPH.

 (g)          Milestone Payment Covenant.

(i)             Notwithstanding anything to the contrary in Section 2.3.2(e), Buyer covenants and agrees that it shall not take any material action or omit to take any action that is primarily intended to delay or avoid payment of any Milestone Payment that would otherwise become due and payable under this Section 2.3.2 (the “Milestone Payment Covenant”).

(ii)           Any dispute arising out of or relating to Buyer’s compliance with the Milestone Payment Covenant (a “Milestone Covenant Dispute”) shall be resolved exclusively by binding arbitration. Such arbitration shall be conducted by a single arbitrator mutually agreed upon by the parties, or, if the parties are unable to agree within thirty (30) days after a party delivers written notice of a Milestone Covenant Dispute, appointed in accordance with the rules of JAMS. The arbitration shall be conducted in New York, New York in accordance with the then-current JAMS Comprehensive Arbitration Rules & Procedures, except as modified by this Section 2.3.2(g). The arbitrator shall have the authority to award damages, injunctive relief, or any other remedy available at law or in equity.

(iii)           The arbitrator shall determine the prevailing party in any Milestone Covenant Dispute. The non-prevailing party (as determined by the arbitrator) shall be obligated to pay (A) all costs of the arbitration, including the arbitrator’s fees and expenses, and (B) the prevailing party’s reasonable attorneys’ fees and expenses; provided, that such attorneys’ fees shall be calculated solely on an hourly basis and shall not include any contingency fee arrangement or any enhancement or multiplier of such fees (the “Arbitration Fee Obligation”).

2.3.3              Allocation of Consideration. Buyer shall allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable tax laws, the “Tax Laws”), among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, in each case solely to the extent applicable, and otherwise in accordance with applicable Tax Laws, including any applicable non-U.S. Tax Laws (the “Allocation”) within ninety (90) days following the Closing and shall deliver to Sellers a copy of such Allocation promptly after such determination. Sellers shall have the right to review and raise any reasonable objections in writing to the Allocation during the thirty (30) day period after its receipt thereof. If Sellers disagree with respect to any item in the Allocation, the Parties shall negotiate in good faith for fifteen (15) days to attempt to resolve the dispute. To the extent the Parties agree on the Allocation after such good faith negotiation within the 15-day period, the Parties agree to file IRS Form 8594 and any comparable forms or Tax Returns under applicable Tax Laws, in each case solely to the extent required by applicable Law, in a manner consistent with the Allocation (as finally determined in accordance with this Section 2.3.3) and agree not to take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation or otherwise, except as otherwise required by a “determination” as defined in Section 1313(a) of the Code (or corresponding provision of state or local law) but without regard to any appeal procedures. To the extent Sellers timely object to the Allocation and the Parties cannot reach final agreement in respect of such disputed item despite undertaking good faith efforts to resolve any disagreement, neither Buyer nor the Sellers shall be prevented from filing its applicable Tax Returns in the manner reasonably determined by such Party.

2.4.         Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically through the execution and exchange, via pdf copies of electronically or originally signed documents or at the New York, New York office of Ropes & Gray LLP, at 8:00 a.m. local time, on the third (3rd) Business Day following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or such other time and place as the Parties may mutually agree to in writing (such date of the Closing being hereinafter referred to as the “Closing Date”).

Article 3
REPRESENTATIONS AND WARRANTIES

3.1.         Representations and Warranties of Sellers. Each Seller represents and warrants to Buyer as follows, with each such representation and warranty subject to (a) such exceptions, if any, as are set forth the Seller Disclosure Schedules and (b) disclosure with respect to the Business and the Products in any reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Seller SEC Documents”) publicly filed or furnished on or after January 1, 2026 and prior to the date of this Agreement other than any information (other than statements of fact) in the “Risk Factors,” or “Note About Forward-Looking Statements” sections of such Seller SEC Documents or other forward-looking or predictive statements in such Seller SEC Documents; provided, however, that nothing disclosed in the Seller SEC Documents filed by the Company prior to the date hereof shall be deemed to modify or qualify any representation or warranty set forth in Section 3.1.1, Section 3.1.2, Section 3.1.3, Section 3.1.4, Section 3.1.8 and Section 3.1.12. Disclosures in any section or paragraph of the Seller Disclosure Schedules shall be deemed disclosed with respect to the corresponding section of this Agreement and any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to the subject matter of such other sections or paragraphs.

3.1.1              Organization; Good Standing; Qualification. The Company is a corporation and each of Company Sub 1 and Company Sub 2 is a limited liability company, in each case, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller is duly qualified or licensed and in good standing to carry on business in each jurisdiction in which the nature or character of the properties and assets owned, leased or operated by it, including for greater certainty, the Purchased Assets, or the nature of its business, ownership or activities, including for greater certainty, the operation of the Business, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.1.2              Authority and Enforceability. Each Seller has the requisite power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to the Bidding Procedures Order and Sale Order, to perform its obligations hereunder or thereunder and to complete the Transactions and the transactions contemplated thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of the obligations hereunder or thereunder and the consummation of the Transactions and the transactions contemplated thereby have been, or will be at or prior to Closing, duly authorized by all necessary action on the part of each Seller. This Agreement and each of the Ancillary Agreements to which a Seller is or will be a party, have been, or will be at or prior to Closing, duly executed and delivered by such Seller, and, subject to the Bankruptcy Court’s entry of the Sale Order, constitute or will constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms.

3.1.3              Authorizations and Consents. Except for (a) the entry of the Bidding Procedures Order and the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable period set forth in Bankruptcy Rule 6004(h), (b) the delivery to the applicable Governmental Authority of the Regulatory Approval Transfer Documentation, and (c) items disclosed in Section 3.1.3 of the Seller Disclosure Schedules, no material Order, Permit, license, consent, approval, waiver, notification or filing, in each case, with a Governmental Authority, is required on the part of any Seller for the execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder or thereunder and the consummation of the Transactions and the transactions contemplated thereby, including the transfer of the Purchased Assets.

3.1.4              No Broker. No Seller has used any broker or finder in connection with the Transactions, except that the Company has engaged the Seller Financial Advisor as its financial advisor, and no other broker, finder, financial advisor or investment banker is entitled to any fee or commission from any Seller in connection with the Transactions.

3.1.5              Litigation. Section 3.1.5 of the Seller Disclosure Schedules sets forth a list of all material Litigation to which any Seller is a Party as of the date hereof relating to any of the Purchased Assets, the Assumed Liabilities or the Business as of the Execution Date. Except for the Chapter 11 Cases and the Litigation listed on Section 3.1.5 of the Seller Disclosure Schedules, there are no, and since the Look-Back Date to the date hereof there has not been any, material Litigation or investigation pending or threatened in writing, or, to Sellers’ Knowledge, orally, against the Purchased Assets or, to the extent involving or related to the operations or conduct of the Business (including with respect to any current or former employees or other individual service providers who provided services to the Business), against any Seller. Except as set forth on Section 3.1.5 of the Seller Disclosure Schedules, as of the date hereof, there are no Orders of or by a court of competent jurisdiction or other Governmental Authority outstanding against any Seller with respect to the Business or any of the Purchased Assets, except for the Chapter 11 Cases.

3.1.6              No Violation. Subject to (a) the entry of the Bidding Procedures Order and the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable fourteen (14) day period set forth in Rule 6004(h) of the Bankruptcy Rules, (b) the delivery to the applicable Governmental Authority of the Regulatory Approval Transfer Documentation, and (c) items disclosed in Section 3.1.6 of the Seller Disclosure Schedules, the execution and delivery by Sellers of this Agreement and each Ancillary Agreement to which any Seller is or will be a party, the performance by Sellers of their obligations hereunder or thereunder and the consummation of the Transactions and the transactions contemplated thereby do not and will not: (i) result in a violation of any Law applicable to any Seller; (ii) result in a breach of, or conflict with, the constituent documents of any Seller; (iii) result in a breach of or result in the loss of any rights or the imposition of obligations under, any Purchased Contract or Purchased Permit; (iv) result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon the Purchased Assets other than Encumbrances created solely as a result of the acquisition by Buyer of the Purchased Assets and assumption of the Assumed Liabilities; or (v) require any Seller to give notice to, make any filing with or obtain any consent from any Governmental Authority at or prior to the Closing, in each case of clauses (i) and (iii), except as would not have a Material Adverse Effect.

3.1.7              Purchased Assets.

 (a)          Except as set forth in Section 3.1.7(a) of the Seller Disclosure Schedules, Sellers have good and marketable title to (or, in the case of leased real property, a valid leasehold interest in or the right to use) all of the Purchased Assets. Upon the entry and effectiveness of the Sale Order, Sellers will have the power and right to sell, assign, transfer, convey and deliver, as the case may be, to the Buyer the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Assumed Liabilities. Other than Encumbrances that will be released upon the entry and effectiveness of the Sale Order, Sellers own or have rights to, and upon delivery to Buyer at the Closing will transfer to Buyer, good title to (or in the case of leased real property, a valid leasehold interest in) all of the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances and Assumed Liabilities.

 (b)         The Purchased Assets constitute substantially all of the properties, assets and rights used by, or held for use by, the Sellers in the conduct of the Business and Exploitation of the Products as of the date hereof or that are otherwise reasonably necessary for Buyer to conduct and operate the Business in substantially the same manner as conducted by Sellers before the Closing (other than the Excluded Assets).

 (c)          Except as set forth in Section 3.1.7(c) of the Seller Disclosure Schedules, no other Person (other than Sellers) owns any assets that are material to operate the Business and Exploit the Products in substantially the same manner as conducted by Sellers before Closing except for personal property leased by Sellers and computer software and programs licensed to Sellers, products sold pursuant to distribution or similar contracts with Sellers, and the Excluded Assets.

3.1.8              Intellectual Property.

 (a)          Section 3.1.8(a) of the Seller Disclosure Schedules sets forth a true and complete list of all (i) Patents, (ii) registered Trademarks, and (iii) registered Copyrights, including any pending applications to register any of the foregoing, in each case of (i)-(iii), owned or purported to be owned by any Seller (“Seller Registered IP”), indicating for each such item, the name of the current legal owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date. Section 3.1.8(a) of the Seller Disclosure Schedules also sets forth a list of all domain names with respect to which any Seller is the registrant. All issued Patents, registered Trademarks and registered Copyrights included in the Seller Registered IP are subsisting and in full force and effect, and valid and enforceable. Each item of Seller Registered IP is in material compliance with formal legal requirements now or previously due, including, as applicable, filings, payments (including maintenance fees), and other actions required to be made or taken to maintain such item of Seller Registered IP.

 (b)         Sellers own all rights, title and interests in and to all Owned IP, and such Owned IP is, subject to the Bankruptcy Court’s entry of the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances. Sellers have a valid right to use, under a Purchased Contract that is valid and enforceable, all other Acquired IP. To the Knowledge of Sellers, the Acquired IP and Purchased Technology constitute all material Intellectual Property necessary or reasonably useful for the operation of the Business, and to Exploit the Products, as presently conducted, or Exploited, and as contemplated to be conducted, or Exploited, as of the Execution Date. Except as would not reasonably be expected to be material to the Business or the Exploitation of the Purchased Assets or the Products, Sellers have the right to use, and are in possession of or have access to, all Purchased Technology.

 (c)          Except as would not reasonably be expected to be material to the Business or the Exploitation of the Purchased Assets or the Products, the Sellers have complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned IP. No public disclosure bar by the Sellers has occurred or on sale bar by the Sellers has arisen which has rendered or would reasonably be expected to render any Patent contained in the Acquired IP unenforceable or invalid.

 (d)          Except as would not reasonably be expected to be material to the Business or the Exploitation of the Purchased Assets or the Products, (i) to the Knowledge of Sellers, neither the conduct of the Sellers’ businesses nor their respective use, practice or other exploitation of any of its or other products or the Acquired IP has misappropriated, infringed or otherwise violated or is currently infringing, misappropriating or otherwise violating any Intellectual Property of any Person, (ii) there is no pending suit or legal action against any Seller in which such Seller is alleged to have infringed or otherwise violated the Intellectual Property rights of another Person and no Seller is aware of any reasonable basis for such a claim and (iii) no Claims or actions are pending or threatened in writing, challenging the ownership, validity, enforceability or use of any Acquired IP or other Acquired IP to which Sellers have exclusive rights (except, in each case, for non-final office actions).

 (e)          Except as would not reasonably be expected to be material to the Business or the Exploitation of the Purchased Assets or the Products, to the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Acquired IP, and no Seller has filed any claims related to the foregoing. No Seller has given written notice to any other Person of any of the foregoing.

  (f)         Section 3.1.8(f) of the Seller Disclosure Schedules sets forth a complete and correct list of all Purchased Contracts in effect pursuant to which any Acquired IP that is necessary or reasonably useful to Exploit the Products is licensed, sublicensed, sold, assigned, developed, or otherwise conveyed or provided by a third party to any Seller (including the grant of an option, covenant not to sue or assert, or any similar right) (the “Inbound Licenses”); provided, that Inbound Licenses shall not include any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available software-as-a-service offerings agreements, off-the-shelf software license agreements, license agreements commonly referred to as “open source,” “public,” or “freeware” software licenses or generally available patent license agreements, in each case, entered into in the Ordinary Course of business and that do not grant any exclusive right or contain any Encumbrance that is not a Permitted Encumbrance;

 (g)          Section 3.1.8(g) of the Seller Disclosure Schedules sets forth a complete and correct list of all Purchased Contracts, pursuant to which any Acquired IP that is necessary or reasonably useful to Exploit the Products is licensed, sublicensed, sold, assigned, developed, or otherwise conveyed or provided by any Seller to a third party (including the grant of an option, covenant not to sue or assert, or any similar right) (the “Outbound Licenses”); provided, that Outbound Licenses shall not include any materials transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, research agreements, manufacturing agreements or non-exclusive out-bound licenses, in each case, entered into in the Ordinary Course of business and that do not grant any exclusive right or contain any Encumbrance that is not a Permitted Encumbrance;

 (h)          Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated herein will (i) result in or require the grant, assignment or transfer to any other Person (other than Buyer or any of its Affiliates) of any license or other right or interest under, to or in any of the Acquired IP or any of the Intellectual Property of Buyer or any of its Affiliates or (ii) cause a material loss or impairment of any Acquired IP. All rights with respect to Acquired IP will continue in full force and effect immediately following the Closing on substantially identical terms and conditions as in effect prior to the Closing, without the payment of any additional consideration in connection therewith.

  (i)          Except as would not reasonably be expected to be material to the Business or the Exploitation of the Purchased Assets or the Products, any current and former founder, director, officer, employee, independent contractor or consultant who has been involved in the creation, invention, development, authorship, conception, modification or improvement of any Acquired IP on behalf of any Seller or the Business during the course of their employment or engagement (“Contributors”) have signed and delivered to such Seller written agreements including confidentiality and non-disclosure obligations in favor of Sellers. All Intellectual Property that is necessary or reasonably useful to Exploit the Products and that was created or developed by Contributors has either vested in a Seller by operation of law or such Contributors have signed and delivered to the applicable Seller written agreements assigning such Intellectual Property to such Seller.

  (j)          Sellers have taken commercially reasonable measures to maintain and protect the Owned IP, Licensed IP and Owned Technology (including by timely making all applicable filing, examination, maintenance, or renewal fees), and the secrecy and value of all Trade Secrets in Sellers’ possession and used in connection with the Business. No Trade Secrets included in the Owned IP, Licensed IP or Owned Technology have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course pursuant to a written, commercially reasonable non-disclosure agreement.

 (k)          No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned IP or Licensed IP.

  (l)          The computer systems, including the software, hardware, networks, interfaces, applications, platforms, servers, endpoints, storage and other related systems, including outsourced and cloud-based systems and services, owned, leased, licensed or otherwise used by the Sellers (collectively, the “Seller Systems”) are sufficient for the conduct of its business and reasonably secure against intrusion. Since the Look-Back Date, (i) there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Seller Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Seller Systems or the conduct of the business of the Sellers, and (ii) there have not been any incidents, known or reasonably suspected, of unauthorized access or other security breaches of the Seller Systems.

(m)          As of the date hereof, the Seller Systems owned or controlled by the Sellers do not contain any malware, “Trojan horses,” viruses, or other malicious code.

(n)            As of the date of this Agreement, none of the Acquired IP that is necessary or reasonably useful to Exploit the Products is subject to any pending or outstanding injunction, directive, Order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such Intellectual Property, other than patent or trademark prosecution activities being conducted before a Governmental Authority in the Ordinary Course of Business.

(o)            Since the Look-Back Date, Sellers have been in compliance, in all material respects, with all applicable Laws, privacy policies, and Contracts relating to the collection, use, storage, destruction, modification, transfer, and other processing of Personal Data collected or used by Sellers in the conduct of the Business. There has been no material unauthorized access to any information technology systems used in the operation of the Business (or data stored in or processed thereby), nor any unauthorized access, disclosure, destruction, modification, or use of Personal Data that would require notification of individuals, other affected Persons, or any Governmental Authority.

3.1.9        No Material Disposals. Since the Look-Back Date, no Seller has sold or otherwise disposed of any assets (including any licenses, assignments, transfers, or abandonments of Intellectual Property or tangible embodiments thereof) that are material to the Business and the Products, other than for sales of inventory of the Products, expiration of any registered or issued Intellectual Property in accordance with its maximum statutory term and non-exclusive licenses granted in the Ordinary Course.

3.1.10      Absence of Certain Changes. Except as set forth in Section 3.1.10 of the Seller Disclosure Schedules, since the date of the most recent balance sheet included the Seller SEC Documents, (a) no event, result, effect, occurrence, fact, circumstance, development, condition or change has occurred or arisen that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) no Seller has taken any action that would be prohibited by Section 4.2.1 if taken during the Interim Period and (c) aside from preparation for bankruptcy and pursuit of strategic alternatives, the Business has been conducted in all material respects in the Ordinary Course.

3.1.11      Employee and Benefit Matters.

(a)            Section 3.1.11(a) of the Seller Disclosure Schedules lists each material Plan. Sellers have provided to Buyer copies of all job descriptions, resumes, curriculum vitaes, or comparable summaries of qualifications and experience for all Business Employees.

(b)            No Plan is, and no Seller nor any of its Affiliates has any Liability under or with respect to, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (ii) a plan that is or was subject to Section 4063 or 4064 of ERISA, or (iii) a plan that is or was subject to Section 412 of the Code, Section 430 of the Code or Title IV of ERISA.

(c)            Except as disclosed in Section 3.1.11(c) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, alone or together with any other event, (i) result in or cause the (A) payment or provision, (B) accelerate vesting, funding or delivery of, or (C) increase the amount or value of, any compensation or benefit, including severance, to any Business Employee or other individual service provider of the Business or (ii) result in any payment (whether in cash, property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute a “parachute payment” (within the meaning of Section 280G of the Code).

(d)            There are no pending, or to the Knowledge of Sellers, or threatened (i) investigations or audits by any Governmental Authority involving the employment practices of any Seller, or (ii) Litigation with respect to the employment practices of any Seller.

(e)            Since the Look-Back Date through the date hereof, there has not been any allegation, or to the Knowledge of Sellers, any threatened allegation, of sexual harassment, sexual abuse or sexual misconduct by or against any current or former director, officer, or employee of any Seller, and no Seller has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual abuse or sexual misconduct by or against any current or former director, officer, or employee of any Seller.

(f)             Sellers have provided to Buyer a complete, current and accurate list of each individual who is a Business Employee as of the date hereof (to be updated after the date hereof in accordance with Section 5.14.1), including for each such individual: (i) name or employee identification number; (ii) job title; (iii) date of hire and, if applicable, adjusted service date; (iv) annual base salary or hourly wage rate, as applicable; (v) target annual bonus opportunity, commission eligibility; (vi) exempt or non-exempt status; (vii) primary work location; (viii) active or inactive status, including any leave of absence; (ix) employing entity; (x) visa type, status, expiration date and sponsoring entity (if applicable); (xi) whether represented by a union, works council, labor organization or other employee representative; (xii) any individual retention agreement, severance agreement, change-in-control arrangement, or other special compensation or benefit arrangement; and (xiii) and any accrued but unused vacation, paid time off, or other leave balances, to the extent applicable (the “Business Employee List”).

(g)            No Seller is a party to, nor bound by, any collective bargaining agreement or other labor-related contract with a union, works council, labor organization, or other employee representative (each, a “Collective Bargaining Agreement”), and none are currently being negotiated. No Business Employees are represented by any labor union, labor organization, works council, or employee representative with respect to their employment with any Seller and its Affiliates.

3.1.12      Compliance with Laws; Regulatory Matters.

(a)            Except as set forth in Section 3.1.12(a) of the Seller Disclosure Schedules, the Business is currently being, and since the Look-Back Date has been, conducted in compliance, in all material respects, with all applicable Laws, including Healthcare Laws. No Seller has received any written or oral notice from any applicable Governmental Authority, Third-Party Payor Program, customer, wholesaler/distributor, payor, or other third party of any actual or alleged material non-compliance or violation of any Laws, including Healthcare Laws, in connection with the ownership of the Purchased Assets or the operation of the Business, and to the Knowledge of the Sellers, there are no facts and circumstances that would reasonably be expected to form the basis for any such notice. Each Seller has established and maintained a health care compliance program that is designed to support performance of their respective contractual and regulatory obligations that: (i) governs all employees and contractors, (ii) is intended to be consistent with the standards and guidance promulgated by the OIG, the DOJ, and the U.S. Federal Sentencing Guidelines for effective compliance programs, and (iii) addresses compliance with Healthcare Laws. Each Seller further operates in material compliance with such health care compliance program.

(b)            Each Seller is and has been since the Look-Back Date in possession of all Permits, a complete list of which is set forth on Section 3.1.12(b), and Regulatory Approvals pursuant to any applicable Law required for the ownership or operation of the Purchased Assets or Assumed Liabilities. All such Permits and Regulatory Approvals are valid and in full force and effect, no material violation of or default (with or without notice, lapse of time or both) has occurred under any such Permit or Regulatory Approval, no Seller has received any written or oral notice from any Governmental Authority threatening to suspend, revoke, materially limit, or withdraw any such Permit or Regulatory Approval, each Seller is in material compliance with the terms and requirements of such Permits and Regulatory Approvals, and there are no facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of any such Permits or Regulatory Approvals. Since the Look-Back Date, all reports, documents, claims, Permits, submissions, applications, supplements, listings, modifications, amendments, filings and notices, and other pricing, Product attribute, or other data, required to be filed with, maintained in connection with, or furnished to a Governmental Authority by Sellers have been so filed, maintained, or furnished, and all such reports, documents, claims, Permits, submissions, applications, supplements, listings, modifications, amendments, filings, and notices, and other pricing, Product attribute, or other data, were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) and were made in good faith upon all information available to Sellers at such time. No material deficiencies have been asserted in writing by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports, submissions, records, notices, Permits, pricing, product attribute, and other data. Sellers have made available to Buyer complete and accurate copies of (i) all reports, documents, claims, Permits, submissions, applications, supplements, listings, modifications, amendments, filings and notices, and other pricing, Product attribute, or other data filed with, maintained in connection with, or furnished to a Governmental Authority, and (ii) all other material data, reports, and information regarding the quality, efficacy and safety of the Products, including all clinical and nonclinical studies.

(c)            Since the Look-Back Date, (i) none of Sellers, their respective employees, officers, and directors, nor any agent, contractor, or supplier acting on behalf of, or providing products or services to, Sellers (A) has made any false, misleading, or untrue statement of material fact, or failed to disclose a material fact required to be disclosed, to any Governmental Authority, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Governmental Authority to invoke any similar policy; (B) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program, (C) has had a civil monetary penalty assessed against it under 42 U.S.C. § 1320a-7a, (D) has been listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management, (E) has been the subject of or the target of any current or potential investigation relating to any Governmental Program-related offense, or (F) has been debarred, excluded, or suspended from participation in any Governmental Program or by any Governmental Authority or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or exclusion under 42 U.S.C. § 1320a-7 or any similar Law; (ii) none of Sellers, nor any person acting on their behalf with respect to the Products, has (A) received any warning letter, untitled letter, Form FDA-483, notice of inspectional observations, or other written correspondence from any Governmental Authority asserting noncompliance with any Healthcare Laws, or (B) been the subject of any Litigation commenced by or on behalf of a Governmental Authority, including the FDA, the DEA, the U.S. Department of Justice (the “DOJ”), the United States Department of Health and Human Services Office of the Inspector General (“OIG”), or any similar foreign Governmental Authority; (iii) no Seller has become, continued to be a party to, or been required to enter into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, monitoring agreement, consent decree, settlement Order, certification of compliance agreement, or other similar written agreement, in each case, with or imposed by any Governmental Authority under applicable Healthcare Laws, including the FDA, the U.S. Drug Enforcement Administration (the “DEA”), the DOJ, the OIG, CMS, or any similar foreign Governmental Authority; (iv) no Seller is authorized to bill, nor has any Seller directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs; and (v) no Seller has submitted, or caused the submission of, any false or fraudulent claim to any third party in violation of any Healthcare Law, or has retained the proceeds of any such false claim, or has received any notice from any third party for any such violation or any allegation of a billing or coding mistake, overpayment, false claim, or fraud relating to the services of Sellers.

(d)            Since the Look-Back Date, (i) the Research, Manufacture, Exploitation and Commercialization of the Products is being conducted, and at all times has been conducted in material compliance with the terms of all applicable Regulatory Approvals and Healthcare Laws, (ii) the Research and Manufacture of the Products, including any components thereof and any clinical supplies used in any clinical trials, by or on behalf of any Seller has been conducted in compliance in all material respects with the applicable specifications and requirements of Good Manufacturing Practices, and (iii) the Research of the Products has been conducted in compliance in all material respects with applicable research protocols, Good Laboratory Practices, Good Clinical Practices, and Laws governing the protection of human subjects or governing the privacy of patient medical records and other personal information and data. No clinical trial conducted or proposed to be conducted by or, on behalf of, any Seller has been placed on clinical hold (including a partial clinical hold) or terminated or suspended by any Governmental Authority. Each Seller has obtained and maintained all material Institutional Review Board, ethics committee or other required approvals of clinical trials and other research studies conducted, supervised or monitored by any Seller with respect to the Products to the extent required by Healthcare Laws or any Contracts and no such approval has been suspended or terminated due to acts or omissions of any Seller, and each Seller has operated in all material respects in accordance with the requirements of, and any limitations imposed by, any such approving body. None of Sellers or any Third Party has received any written notifications or other communications from any Governmental Authority, institutional review board, ethics committee or safety monitoring committee (i) raising any material issues with respect to any ongoing clinical or pre-clinical studies or trials; (ii) threatening, recommending, or requiring the initiation of any action to place a clinical hold, termination, suspension, delay, or material modification order on any such studies or trials, based in whole or in part on any Seller’s acts or omissions; or (iii) claiming that the data from any clinical trial with respect to the Products will not be accepted by the FDA or similar regulatory authorities as a result of any action or failure to act on the part of any Seller, in each case, with respect to a Product. Each Seller has instituted and maintained policies and procedures reasonably designed to ensure the integrity of data generated in Manufacturing the Products and to encourage employees to report any compliance issues related thereto, and Sellers have made available to Buyer copies or written summaries of any such reports.

(e)            Since the Look-Back Date, no Product has (i) been adulterated, misbranded, or prohibited from introduction into interstate commerce under applicable Healthcare Laws, or (ii) been subject to any recall, field notification, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, serious adverse event report, import alert, hold or refusal, or other notice of action relating to an efficacy or safety concern or alleged lack of regulatory compliance and, in each case (i) and (ii), there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a change in the labeling or the termination or suspension of the Research, Manufacturing, Exploitation or Commercialization of the Products.

(f)            The Finished Goods Inventory conforms to the applicable specifications therefor, was Manufactured in accordance with Good Manufacturing Practices and other applicable Healthcare Laws, and has appropriate serialization within the meaning of the FDCA or any equivalent Healthcare Law. All Finished Goods Inventory was Manufactured in facilities approved by the FDA, and no Finished Goods Inventory was Manufactured at any facility not so approved. Section 3.1.12(f) of the Seller Disclosure Schedules sets forth the accurate expiry date of each batch of Product included in the Finished Goods Inventory.

(g)            Each Seller is, and since the Look-Back Date has been, in compliance with all applicable Healthcare Laws relating to product pricing and attribute reporting, price reporting, discounts, and rebates. Sellers have timely submitted all required pricing and other product-related submissions and other material filings pertaining to government pricing and price reporting, including any updates, changes, corrections, amendments, restatements, supplements, or modifications to such filings, and any 340B refunds to covered entities, as required by Governmental Authorities or required pursuant to Healthcare Laws, and such filings have been complete and accurate. No Seller as of the date hereof has filed any restatements or issued any refunds under any Governmental Program pursuant to applicable Healthcare Laws relating to product pricing and attribute reporting, price reporting, discounts, and rebates.

(h)            No Seller nor any of their respective officers, employees, or agents have offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law or (ii) to purchase, lease, order, arrange for, or recommend purchasing, leasing, ordering any good, facility, service, or item in violation of any Healthcare Law.

(i)             No Seller nor any of its officers or employees, or any of its Representatives or third party contract manufacturers or contract research organizations (in each case, acting in the capacity of a Representative or agent of Seller) has engaged in any conduct that is not compliant in any material respect with applicable Healthcare Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the Products and there have been no allegations of, or investigations into, research misconduct (i.e., falsification or fabrication of data or plagiarism) or violations of any human subjects protections requirements with respect to any nonclinical studies, tests, clinical trials, or pharmacovigilance activities conducted by or on behalf of any Seller.

(j)             To the extent required, Sellers (i) hold, and have held for all periods in which required, valid Medicaid Drug Rebate Program National Drug Rebate Agreements, 340B Pharmaceutical Pricing Agreements, VA and Federal Supply Schedule Master Agreements and Pharmaceutical Pricing Agreements, and the TRICARE Retail Refund Pricing Agreement and (ii) are, and have been since the Look-Back Date, as applicable, in compliance with all such agreements, including, without limitation, provisions in such agreements pertaining to the timely and accurate submission of pricing data to Governmental Authorities.

(k)            Since the Look-Back Date, any patient or product support activities, such as, but not limited to, free drug programs, co-pay assistance, and access and insurance reimbursement support, developed or maintained by each Seller are in compliance with Healthcare Laws.

(l)             No Seller (i) acts as a “Covered Entity” or “Business Associate” as those terms are defined under HIPAA, (ii) receives access to or otherwise accesses “protected health information” (as defined under HIPAA) or other patient identifying information, except to the extent any Seller is relying on a HIPAA Authorization (as defined under 45 C.F.R. § 164.508) with respect to certain “protected health information,” in which case such HIPAA Authorization is valid, in compliance with all HIPAA requirements and in effect, and the Seller’s use or disclosure of such protected health information is consistent with such HIPAA Authorization.

3.1.13      Purchased Contracts. Each Purchased Contract listed or described in Section 2.1.1(a) of the Seller Disclosure Schedules is in full force and effect and is a valid and binding obligation of Sellers and the other parties thereto, in accordance with its terms and conditions, in each case except as set forth on Section 3.1.13 of the Seller Disclosure Schedules. Sellers have made available to Buyer correct and complete copies of all Purchased Contracts in effect as of the date hereof. Except for those arising out of the Chapter 11 Cases, as set forth on Section 3.1.13 of the Seller Disclosure Schedules and payment of the Cure Costs (i) no Seller is in material breach or default of its obligations under any Purchased Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a material default by any Seller under any such Purchased Contract, and (iii) no other party to any such Purchased Contract is in material breach or default thereunder. No Purchased Contract has been cancelled or otherwise terminated (except for expirations pursuant to the terms thereof), and no Seller has received any written or oral notice from any Person regarding any cancellation of, termination of, material amendment to, or intention not to renew any Purchased Contract. Except as set forth on Section 3.1.13 of the Seller Disclosure Schedules, (x) no Seller has subleased, licensed or otherwise granted to any third Person (unaffiliated with Sellers) the right to use or occupy any leased real property or any portion thereof and (y) no Seller has collaterally assigned or granted any other security interest in any leased real property or any interest therein.

3.1.14      Financial Statements.

(a)            (i) The audited consolidated balance sheet and statement of operations of the Company as of and for the fiscal year ended December 31, 2025, and (ii) (A) the unaudited consolidated balance sheet of the Company as of June 30, 2026 and (B) the unaudited consolidated statement of operations of the Company for the twelve (12) month period ended June 30, 2026 (collectively, the “Financial Statements”) (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (y) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as disclosed in the notes thereto and except that the unaudited Financial Statements are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered except as otherwise noted therein; and (z) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated therein and the operating results of the Company and its Subsidiaries for the periods indicated therein, subject to normal year-end audit adjustments in the case of the unaudited Financial Statements. No financial statements of any other Person are required by GAAP to be included in the Financial Statements. Section 3.1.14 of the Seller Disclosure Schedules sets forth the Financial Statements.

3.1.15      Books and Records. The Purchased Product Records have been maintained in accordance with all applicable Laws in all material respects, and such Purchased Product Records are complete and accurate in all material respects. True and correct copies of all material Purchased Product Records have been made available to Buyer.

3.1.16      Sanctions and Export Controls. None of Sellers nor, to the Knowledge of Sellers, any of their respective directors, officers, employees, is or since the Look-Back Date has been a Sanctioned Person. Except as set forth in Section 3.1.16 of the Seller Disclosure Schedules, the Business is currently, and since the Look-Back Date has been, conducted in compliance, in all material respects, with all applicable Sanctions and Export Control Laws. Except as set forth in Section 3.1.16 of the Seller Disclosure Schedules, there are no pending or threatened actions or investigations related to violations of Sanctions or Export Control Laws.

3.1.17      Foreign Corrupt Practices Act. Sellers are currently, and since the Look-Back Date have been, in material compliance with all applicable anti-bribery and anti-corruption Laws (the “Anti-Corruption Laws”), including the Foreign Corrupt Practices Act of 1977, as amended. Sellers currently maintain, and since the Look-Back Date have maintained, policies and procedures reasonably designed to ensure compliance by Sellers with, and to prevent breaches by Sellers of, the Anti-Corruption Laws. None of Sellers nor, to the Knowledge of Sellers, any of their respective directors, officers, employees, has directly or indirectly, made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit in violation of any Anti-Corruption Laws in connection with the Business.

3.1.18      Environmental Matters.

(a)            The Business is, and since the Look-Back Date has been, conducted in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all Permits required under Environmental Law.

(b)            No Seller has received any written notice, and no Claim is pending or, to the Knowledge of the Sellers, threatened, in each case, alleging any material violation of, or material Liability under, Environmental Laws.

(c)            No Seller (nor, to the Knowledge of the Sellers, any other Person to the extent giving rise to Liability for any Seller) has treated, stored, disposed of, arranged for or permitted disposal of, transported, handled, manufactured, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case, so as to give rise to any material Liability of any Seller under Environmental Law.

(d)            Sellers have furnished to Buyer all material environmental audits, reports, assessments and other material environmental, health and safety documents relating to the current properties, facilities or operations of the Business or the Purchased Assets, in each case, that are in their possession or under their reasonable control.

3.1.19      Taxes.

(a)            (i) All income and other material Tax Returns required to be filed with respect to any Purchased Assets and the Business, have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects, and (ii) all income and other material Taxes required to be paid or due and payable with respect to the Purchased Assets and the Business have been timely paid, whether or not shown on any Tax Return;

(b)            (i) No Tax proceeding for unpaid income or other material Taxes with respect to any Purchased Asset or the Business is ongoing, pending or being proposed or threatened in writing by a Governmental Authority, (ii) no assessment, deficiency or adjustment with respect to such Taxes has been asserted, or proposed or threatened in writing, other than any assessment, deficiency or adjustment which has been fully satisfied by payment, settled or withdrawn, and (iii) in the past three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction in which Sellers do not file Tax Returns or pay Taxes with respect to any Purchased Asset or the Business that any Seller is or may be required to file a Tax Return or pay Taxes in that jurisdiction with respect to any Purchased Asset or the Business;

(c)            None of the Purchased Assets constitute equity interests (for U.S. federal income tax purposes) in any Person. No Seller is, or has ever been, a party to, or bound by, or has, or has ever had, any obligation under, any tax sharing agreement, tax allocation agreement, or similar contract or arrangement that would, in any manner, bind, obligate, or restrict Buyer after the Closing, other than agreements entered into in the Ordinary Course of Business the primary purpose of which was not Taxes;

(d)            No Seller has waived any statute of limitations in respect of Taxes with respect to the Business or the Purchased Assets or agreed to any extension of time with respect to an assessment or deficiency for Taxes relating to the Business or the Purchased Assets (in each case, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course or in response to a request by a Governmental Authority in connection with an audit or similar proceeding set forth in Section 3.1.19(d) of the Seller Disclosure Schedules), in each case, which waiver or extension is currently in force and would have effect after the Closing Date;

(e)            There are no Encumbrances with respect to Taxes upon any of the Purchased Assets other than for Taxes not yet due and payable; and

(f)             In respect to the Business or the Purchased Assets, no Seller has granted to any Person any currently effective power of attorney with respect to any Tax matter relating to any Purchased Asset that will remain in effect and bind Buyer after the Closing Date.

3.1.20      Material Contracts.

(a)            Section 3.1.20(a) of the Seller Disclosure Schedules contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.1.20(a) under which any Seller is a party and to which any Seller has any current or future rights, responsibilities, obligations or liabilities in connection with the Business or the Products, other than (A) any stand-alone purchase order not made pursuant to a separate Contract (as long as such purchase order does not impose future obligations on Sellers outside of the Ordinary Course for purchase orders of such products), (B) any Plan or confidentiality agreements to which any Seller is a party and (C) any Excluded Contracts (all Contracts of the type described in this Section 3.1.20(a), being referred to herein as the “Material Contracts”):

(i)            is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)           with a Top Customer;

(iii)            with a Top Supplier;

(iv)          is a Contract with (i) a manufacturer, contract manufacturer, or supplier of products or materials used in the Manufacturer of Products; or (ii) a distributor, wholesaler, group purchasing agreement, or third-party logistics provider;

(v)           requires expenditures by any Seller or payments to be received by any Seller in excess of $100,000 (or $50,000 solely for the purposes of Section 4.2.1(d)) in the previous twelve (12) month period and/or in the next twelve (12) month period, in each case, as measured from the date hereof;

(vi)          provides for the incurrence by any Seller of any indebtedness for borrowed money or any capitalized lease obligations;

(vii)         provides for the acquisition or disposition outside the Ordinary Course of any material assets or any material business, or any capital stock or equity interests of any Person (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) entered into in the past two (2) years from the date hereof;

(viii)        (A) limits or purports to limit, in any material respect, the freedom of the Business to engage or compete in any line of business or with any Person or in any geographic area or line of business, (B) contains exclusivity or “most favored nation” obligations to which the Business is subject in favor of any Person or (C) contains any other provisions restricting or purporting to restrict the ability of the Business to Research, Manufacture, Commercialize or otherwise Exploit the Products, including directly or indirectly through third parties (in the case of clauses (A), (B) and (C), other than any such restriction or purported restrictions that do not have, and would not reasonably be anticipated to have more than a de minimis effect on the Business);

(ix)           is an Inbound License or Outbound License;

(x)            is a Collective Bargaining Agreement;

(xi)           provides for any settlement, conciliation or stipulation of any Litigation against any Seller by any other Person, other than settlements of penalties in the Ordinary Course pursuant to a manufacturing agreement, distribution agreement or other Ordinary Course agreement for the Products;

(xii)          is a Contract for the joint research, development or commercialization of any product, technology or other Intellectual Property, including, as applicable, joint ventures, collaborations, partnerships, strategic alliances and similar arrangements with respect thereto;

(xiii)         is a Contract pursuant to which any Seller has material unfulfilled obligations or interests involving (A) earnout, milestone or other similar contingent payments, including upon the achievement of research, development, regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any sales, revenues or income of any Seller or the Products; and

(xiv)        is a Contract with any (i) Governmental Authority under which payments in excess of $100,000 were received by any Seller in the fiscal year ending December 31, 2025 or (ii) Governmental Program.

(b)            Sellers have made available to Buyer correct and complete copies of all Material Contracts and Purchased Contracts in effect as of the date hereof. Except for those arising out of the Chapter 11 Cases, as set forth on Section 3.1.20(b) of the Seller Disclosure Schedules and payment of the Cure Costs, subject to the Cure Costs Cap, as of the date hereof, (i) no Seller is in material breach or default of its obligations under any Material Contract or Purchased Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a material default by any Seller under any such Material Contract or Purchased Contract, and (iii) no other party to any such Material Contract or Purchased Contract is in material breach or default thereunder. No Material Contract or Purchased Contract has been cancelled or otherwise terminated (except for expirations pursuant to the terms thereof), and no Seller has received any written or oral notice from any Person regarding any cancellation, termination or intention not to renew any Material Contract or Purchased Contract.

3.1.21      Customers and Suppliers. Section 3.1.21 of the Seller Disclosure Schedules sets forth a list of (a) the top ten (10) largest customers of the Business measured by dollar value of revenue received from such customer for the year ended December 31, 2025 (“Top Customers”) and (b) for the same period, the top ten (10) suppliers and vendors based on the aggregate dollar amount of purchases by the Business (“Top Suppliers”). Since December 31, 2025, no customer or supplier of the Business has (i) cancelled or terminated, or provided notice to cancel or terminate, its business relationship with the Business, or (ii) materially altered, or provided notice of its intent to materially alter the terms of its buying, distributing or supplying practices or its business relationship with the Business and Sellers do not otherwise have Knowledge of such intent except for Ordinary Course negotiation or re-negotiation of material terms. Since the Look-Back Date to the date hereof, the Business has not had any material disputes concerning any defects in its products and/or services with any customer or supplier.

3.1.22      Insurance. All material insurance policies maintained by Sellers with respect to the Business or the Purchased Assets are in full force and effect (except for any expiration thereof in accordance with its terms), no written notice of cancellation or modification has been received as of the date hereof, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except in each case as would not reasonably be expected to be material to the Purchased Assets or the Business. To the Knowledge of the Sellers, there are no claims related to the Business or the Purchased Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.1.23      Product Liability. Since the Look-Back Date, no product liability, warranty or similar claims by any Third Party against any Seller or any of its Affiliates (whether based on contract or tort and whether relating to personal injury including death, property damage or economic loss) have been initiated and no such claims are pending or threatened, in each case, with respect to the Business or Product.

3.1.24      Data Protection.

(a)            Except as would not, individually or in the aggregate, be reasonably expected to be material to the Products, the Business or Sellers, since the Look-Back Date, Sellers (i) are, and have been, in compliance with all applicable Data Security Requirements in connection with the Business, (ii) have not experienced any Security Incidents, known or reasonably suspected, that required notification under applicable Data Security Requirements to any Person and (iii) have not received, or otherwise been subject to, any written notices, complaints, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Authority) regarding Sellers’ unauthorized or unlawful processing of Personal Data or violation of applicable Data Security Requirements in connection with the Business.

(b)            The execution, delivery, or performance of this Agreement by Sellers and the consummation of the Transactions will not violate applicable Data Security Requirements in any material respect.

3.2.         Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows.

3.2.1        Entity Status. Buyer is duly formed and validly existing under the laws of its jurisdiction of formation and has the requisite corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party.

3.2.2        Authority. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party have been, or will be at or prior to Closing, authorized by all necessary corporate action on the part of Buyer.

3.2.3        No Conflict. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party (a) do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of Buyer’s certificate of organization, bylaws or equivalent organizational documents, (b) do not and will not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any Contract, license, lease or instrument to which it is a party; and (c) do not result in the violation of any Law applicable to Buyer, except in the case of clauses (b) and (c), as would not materially adversely affect the ability of Buyer to consummate the Transactions and the transactions contemplated by the Ancillary Agreements.

3.2.4        Required Authorizations. Other than delivery to the applicable Governmental Authority of the Regulatory Approval Transfer Documentation and, if applicable, the approval by the applicable Governmental Authority of the transfer of the Purchased Regulatory Approvals to Buyer or its designee and entry of the Sale Order, no filing with (other than as may be required under Antitrust Laws), notice to or Order, Permit, approval, consent, waiver, license or similar authorization of, any Governmental Authority is required on the part of Buyer as a condition to the lawful consummation of the Transactions and the transactions contemplated by the Ancillary Agreements to which it is or will be a party.

3.2.5        Execution and Binding Obligation. This Agreement and the Ancillary Agreements to which Buyer is or will be a party have been, or will be, duly executed and delivered by Buyer and constitute, or will constitute, legal, valid and binding agreements of Buyer, enforceable against it in accordance with its terms.

3.2.6        Financial Capacity. Buyer has, and at Closing will have, sufficient cash to pay the Purchase Price and to make any other necessary payment contemplated by this Agreement or any of the Ancillary Agreements to be made at Closing.

3.2.7        Litigation. As of the date hereof, there is no material Litigation in progress, pending, or to Buyer’s knowledge, threatened against Buyer, which prohibits, restricts or seeks to enjoin the Transactions or the transactions contemplated by the Ancillary Agreements.

3.2.8        No Broker. Except for Guggenheim Securities, LLC, no broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the Transactions or the transactions contemplated by the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

3.2.9        Solvency. Assuming (x) the accuracy of the representations and warranties set forth in Section 3.1 and (y) the performance by Sellers of the covenants and agreements required to be performed by it under this Agreement prior to the Closing, immediately after giving effect to the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements (including any financings being entered into in connection therewith) and taking into account all obligations of Buyer pursuant to this Agreement and the Ancillary Agreements to which it is a party: (a) the fair saleable value of the assets of Buyer will be greater than the total amount of their respective Liabilities; (b) Buyer will be solvent and able to pay its debts and obligations in the Ordinary Course as they become due; (c) no transfer of property is being made and no obligation is being incurred in connection with the Transactions and the transactions contemplated by the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer in connection with the Transactions and/or the transactions contemplated by the Ancillary Agreements; and (d) Buyer will have adequate capital to carry on its business and all businesses in which Buyer is about to engage.

3.2.10      Independent Investigation. Buyer knowingly, willingly, irrevocably and expressly represents, warrants, acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that Buyer has conducted to its satisfaction its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the Transactions, the Purchased Assets and the Assumed Liabilities. In entering into this Agreement, Buyer has relied solely upon its own review and analysis, and the specific representations and warranties of Sellers expressly set forth in Section 3.1 (as qualified or modified by the Seller Disclosure Schedules), and has not relied on, and hereby disclaims reliance on, any other representations, warranties, statements or omissions (whether by Sellers or another Person).

3.3.         Exclusivity of Representations.

3.3.1        Except for the representations and warranties made by Sellers in Section 3.1 or in any Ancillary Agreement to be delivered by Sellers pursuant to this Agreement, no Seller nor any other Person makes any express or implied representation or warranty with respect to Sellers or their businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Sellers hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Sellers in Section 3.1 or in any Ancillary Agreement to be delivered by Sellers pursuant to this Agreement, no Seller nor any of its Affiliates or any other Person makes or has made any representation or warranty to Buyer or any of its Representatives, with respect to, nor has Buyer or any of its Representatives relied on, (a) any financial projection, forecast, estimate, budget or prospective information relating to Sellers or the Business or (b) any oral or written information furnished or made available to Buyer or any of its Representatives in the course of its due diligence investigation of Sellers, the Business, the negotiation of this Agreement and the Ancillary Agreements or the consummation of the Transactions and the transactions contemplated thereby, including the accuracy, completeness or currency thereof.

3.3.2        Except for the representations and warranties made by Buyer in Section 3.2 or in any Ancillary Agreement to be delivered by Buyer pursuant to this Agreement, and without limiting Section 2.3.2(f), neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer, its Affiliates or their businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Sellers hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Buyer in Section 3.2 or in any Ancillary Agreement to be delivered by Buyer pursuant to this Agreement, neither Buyer nor its Affiliates or any other Person makes or has made any representation or warranty to any Seller or any of its Representatives, with respect to, nor has any Seller or any of its Representatives relied on, (a) any financial projection, forecast, estimate, budget or prospective information relating to Buyer or its Affiliates or (b) any oral or written information furnished or made available to any Seller or any of its Representatives in the course of the negotiation of this Agreement and the Ancillary Agreements or the consummation of the Transactions and the transactions contemplated thereby, including the accuracy, completeness or currency thereof.

Article 4
PRE-CLOSING COVENANTS

4.1.         Access and Information.

4.1.1        During the Interim Period, each Seller shall, (a) afford Buyer and its Representatives reasonable access to the Business and the Purchased Assets, and the properties, offices, books and records, Contracts, commitments and personnel of Sellers relating to the Business, as well as information pertaining to the Assumed Liabilities, (b) use reasonable best efforts to cause its employees and Representatives to cooperate with and aid Buyer and its Representatives in their investigation of the Business and to consummate the Transactions; provided that any request or investigation under this Section 4.1 shall be made or conducted on a reasonable basis by Buyer providing reasonable Notice to the applicable Seller and shall be conducted during normal business hours in such a manner as not to interfere unreasonably with the conduct of the Business, and (c) reasonably consult with Buyer regarding any material ongoing Litigation and provide Buyer with any material communications in connection therewith reasonably promptly following the applicable Seller’s receipt or delivery thereof. No investigation by Buyer or any of its Representatives or other information received by Buyer or any of its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers (including Section 7.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules. Buyer acknowledges and agrees that Sellers shall be entitled to restrict any such access to or restrict information (x) to ensure compliance with any Law or (y) to preserve any applicable attorney-client privilege, attorney work product or other legal privilege; provided that in the event any information is withheld pursuant to this sentence, Sellers shall promptly (in any event within two (2) Business Days) notify Buyer and at Buyer’s request, Sellers shall use commercially reasonable efforts to allow the disclosure of such document or information (or a portion thereof) in a manner that would not conflict with the foregoing clauses (x) and (y).

4.1.2        During the Interim Period, notwithstanding any restrictions on Buyer and its Representatives to the contrary set forth in the Confidentiality Agreement, Sellers shall, upon reasonable request and at reasonable times, permit and facilitate Buyer’s interactions with any employee and with the suppliers set forth on Section 4.1.2 of the Seller Disclosure Schedules of Sellers; provided, that such interactions with the suppliers set forth on Section 4.1.2 of the Seller Disclosure Schedules shall be consistent with the terms and conditions of any approvals provided by Sellers with respect thereto prior to or after the date hereof. Prior to the Closing, Sellers shall deliver to Buyer current contact information for each Contributor, to the extent such information is in Sellers’ possession or reasonably available to Sellers. Except with respect to the suppliers set forth on Section 4.1.2 of the Seller Disclosure Schedule as provided above, Buyer shall not communicate directly with any of Seller’s vendors, suppliers, customers or other key stakeholders regarding vendor and customer relationship continuity, operational transition planning or otherwise, except with the applicable Seller’s prior written consent.

4.2.         Ordinary Course of Business.

4.2.1        Except (x) as required by applicable Law or Bankruptcy Court Order, (y) as required pursuant to the DIP Financing Order or (z) as otherwise expressly provided in this Agreement, set forth on Section 4.2.1 of the Seller Disclosure Schedules or for actions taken by Sellers as required in connection with the Chapter 11 Cases, during the Interim Period, Sellers will conduct the Business in the Ordinary Course, (i) use commercially reasonable efforts to preserve intact the Purchased Assets and the business organizations and relationships of the Business, (ii) use its commercially reasonable efforts to preserve the current relationships of the Business with material customers, vendors, distributors, partners, lessors, licensors, creditors and other Persons with which the Business has material business relations, and (iii) use its commercially reasonable efforts to maintain all material Permits and Regulatory Approvals relating to the Business. Without limiting the foregoing, except (x) as required by applicable Law or Bankruptcy Court Order, (y) as required pursuant to the DIP Financing Order or (z) for actions taken by Sellers as required by this Agreement or the Chapter 11 Cases, without the prior written consent of Buyer, during the Interim Period, Sellers shall not directly or indirectly engage or agree to engage in any one or more of the following activities or transactions (the “Prohibited Actions”):

(a)            (i) modify, extend, terminate or enter into any Collective Bargaining Agreement covering any Business Employees or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees;

(b)            in respect of the Business or with respect to any facility at which Business Employees are located, implement or announce any employee layoffs, plant closings, reductions in compensation or other similar actions;

(c)            grant, impose or suffer to be imposed any Encumbrance upon any of the Purchased Assets (whether tangible or intangible) other than Permitted Encumbrances or Encumbrances that will be cured prior to the Closing (including Encumbrances pursuant to or consistent with the DIP Financing Order);

(d)            modify, breach, repudiate, extend, renew, reject, let lapse or terminate any Purchased Contract or any Material Contract (or any Contract that would be a Material Contract if entered into prior to the Execution Date), or enter into any Contract that would be a Material Contract if in existence as of the date hereof, or waive, release or assign any material rights or claims under any Purchased Contract or Material Contract, in each case other than in the Ordinary Course or as provided for in the DIP Financing Order;

(e)            (i) encumber (other than pursuant to or consistent with the DIP Financing Order), transfer, sell, assign, abandon, allow to lapse, fail to prosecute or maintain, license, or otherwise dispose of any Owned IP necessary or reasonably useful to Exploit the Products, except, in each case, other than the expiration of issued or registered Owned IP at the end of the maximum statutory term, or (ii) disclose any material Trade Secrets to any Person other than pursuant to a written non-disclosure agreement or under a binding obligation of confidentiality;

(f)             enter into any commitment for, make or authorize capital expenditures in excess of $50,000 for any individual commitment and $200,000 for all commitments in the aggregate, including for property, plant and equipment, except for those, if any, that are expressly contemplated by the DIP Financing Order;

(g)            compromise or settle any material Litigation, any opposition proceeding at the European Patent Office or any administrative proceeding at the United States Patent and Trademark Office relating to the Business or the Products or cancel, abandon or compromise any claim or waive, abandon or release any right, in each case, that will be a Purchased Asset, including in respect of any material claim or right at the United States Patent and Trademark office or European Patent Office that relates to any pending or future patent applications;

(h)            amend in any material respect, cancel or permit to terminate or lapse any material insurance policy naming any Seller as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage;

(i)             shorten or lengthen payment cycles or make any unusual or extraordinary efforts outside of the Ordinary Course to collect any accounts receivable, intercompany obligation or Liability for indebtedness, or give any discounts or concessions for early payment outside of the Ordinary Course with respect to such accounts receivable, intercompany obligation or Liability for indebtedness, or convey any interest in any accounts receivable, intercompany obligation or Liability for indebtedness to any third party;

(j)             sell, transfer, lease, sublease or otherwise dispose (unless requested by Buyer) of any Purchased Assets other than sales of Finished Goods Inventory in the Ordinary Course; provided, that, to the extent any Finished Goods Inventory or other inventory is not sold, transferred or otherwise disposed of prior to the Closing, at the request of Buyer, Sellers shall instruct the applicable contract manufacturer to promptly destroy such quantities of inventory as requested by Buyer;

(k)            grant any Top Customer or Top Supplier any material discounts, pricing accommodations, or other similar changes relating to pricing, payment terms or credit support other than in the Ordinary Course;

(l)             grant any waiver under or amend or modify, or surrender, revoke, permit to lapse or otherwise terminate, any material Permit;

(m)           make any changes in financial accounting methods, principles, practices, procedures, or policies, except insofar as may be required by changes, after the date of this Agreement, in (A) GAAP or (B) applicable Law;

(n)            seek any relief from, or modification of, the automatic stay on any Litigation involving any Purchased Asset, in each case issued by the Bankruptcy Court;

(o)            grant any license to any Acquired IP necessary or reasonably useful to Exploit the Products to any Person in connection with the sale of the Products to such Person or its Affiliates;

(p)            acquire any business (including by merger, consolidation or acquisition of stock or assets) or any assets in excess of $50,000;

(q)            enter into any corporate joint venture, partnership, limited liability company or similar arrangement;

(r)             commence any Litigation relating to the Business or the Purchased Assets;

(s)            (i) abandon, withdraw, terminate, suspend, abrogate, amend or modify any Regulatory Approval for the Products, including the sNDA (other than in compliance with Section 4.5) or (ii) make any material change to development strategy, statistical analysis plans, manufacturing process, release specifications, draft or approved labeling, post marketing requirement or commitments, ongoing studies or packaging for the Products (other than in compliance with Section 4.5); provided that, notwithstanding the foregoing clauses (i) and (ii), no consent of Buyer shall be required for any action, or failure to take any action, that is required by the FDA, subject to compliance with Section 4.5; and

(t)             authorize or enter into any agreement or commitment, whether or not in writing, to take any action prohibited by this Section 4.2.

4.3.         Obligation to Consummate the Transaction. Each of the Parties agrees that it shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the Transactions and to ensure that the conditions set forth in Article 6 are satisfied.

4.4.         Filings; Other Actions; Notification and Cooperation.

4.4.1        Sellers and Buyer shall cooperate with each other and use, and shall cause their respective Affiliates and Subsidiaries to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as expeditiously as reasonably practicable, and in any event no later than the Outside Date, including: (i) obtaining as expeditiously as practicable all consents, registrations, approvals, Permits and authorizations necessary to be obtained from any Governmental Authority, including pursuant to any Antitrust Laws, in order to consummate the Transactions; (ii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Transactions; and (iii) executing and delivering any reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing herein shall require Buyer or any Seller to pay any fee or other consideration to obtain any such consent or approval of any third party, other than customary filing fees in the case of antitrust approvals.

4.4.2        As used in this Agreement, the term “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

4.4.3        Buyer and Sellers shall cooperate with one another, and consider in good faith the views of one another, with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority required to consummate the Transactions prior to the Outside Date. No Party hereto or its counsel shall independently participate in any substantive call or meeting with any Governmental Authority in respect of any such filing, investigation, or other inquiry relating to the matters that are the subject of this Section 4.4 without giving the other Party or its counsel reasonable prior notice of such call or meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each Party shall notify the other, as promptly as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 4.4; (ii) prior to submitting any such filing or making any such communication or inquiry, such Party shall provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party in connection with, any such filing, communication or inquiry; (iii) promptly following the submission of such filing or making such communication or inquiry, such Party shall provide the other Party with a copy of any such filing or, if in written form, communication or inquiry; and (iv) each Party shall consult with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. In exercising the foregoing cooperation rights, Sellers and Buyer each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 4.4 may be reasonably redacted to (A) remove references concerning valuation, (B) comply with contractual arrangements, (C) comply with applicable Law, and (D) address legal privilege or confidentiality concerns.

4.4.4        In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.4, Buyer, including its Affiliates, shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under any Antitrust Law with respect to the Transactions and to avoid the entry of, any Order in any suit or proceeding, as may be asserted by any Governmental Authority under any Antitrust Law that would otherwise have the effect of preventing the consummation of the Transactions. For the purposes of this Section 4.4, “reasonable best efforts” shall not include, and Buyer shall not be obligated to propose, negotiate, commit to, agree to, accept, effect or implement, any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Encumbrance, restructuring, operating restriction, behavioral remedy, conduct restriction or other condition, remedy, term or undertaking of any kind, except, in each case, to the extent Buyer determines in its sole discretion to do so and such action is expressly conditioned on the consummation of the Transactions.

4.4.5        Subject to Section 5.2, Sellers and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Sellers or any of their respective Affiliates to any Third Party or any Governmental Authority in connection with the Transactions, all of which information shall be true and correct when provided.

4.4.6        In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.4, Sellers and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Sellers or Buyer, as the case may be, or any of their respective Affiliates from any Third Party or any Governmental Authority with respect to the Transactions, other than immaterial communications.

4.4.7        Buyer shall pay applicable filing fees payable to a Governmental Authority in connection with any filings made by the parties under this Section 4.4; provided, that Buyer and Sellers shall each bear its own costs for the preparation of any such filings.

4.5.         FDA Matters.

4.5.1        Amendments to the sNDA. Sellers shall correct any discrepancies in the drug product quality information included in Module 3 of the sNDA, including any discrepancies set forth on Section 4.5.1 of the Seller Disclosure Schedules or otherwise identified by Buyer, and shall submit such corrections to FDA no later than five (5) Business Days after the date of this Agreement. Sellers shall provide Buyer with the opportunity to review and comment on the corrected Module 3 at least five (5) days prior to the proposed date of submission to FDA, and Sellers shall accept and incorporate any reasonable comments provided by Buyer.

4.5.2        FDA Communications; Notice. During the Interim Period, Sellers shall keep Buyer informed regarding the progress and status of the sNDA and promptly notify Buyer of, and provide Buyer with complete and accurate copies of any documentation relating to, any material communication from the FDA or other Governmental Authorities relating to the Products or the sNDA no later than twenty-four (24) hours after Sellers’ receipt of such communication.

4.5.3        Review of Communications to FDA. During the Interim Period, Sellers shall prepare and submit to FDA all documentation that is necessary to obtain Regulatory Approval of the sNDA and respond to any requests by FDA in connection therewith. Prior to submitting any written filing or communication to the FDA relating to the Products or the sNDA (including but not limited to any commitment, submission, response, withdrawal, labeling change, packaging change, protocol amendment or Risk Evaluation and Mitigation Strategy amendment), Sellers shall provide Buyer with a reasonable opportunity, which shall be no less than five (5) Business Days, to review and comment on such filing or communication, and Sellers shall accept and incorporate any reasonable comments with respect to such filing or communication provided by Buyer; provided, that if an FDA-imposed deadline makes compliance with the five (5) Business Day period impracticable, Sellers shall provide such opportunity as far in advance of the proposed submission date as is reasonably practicable under the circumstances.

4.5.4        Participation in FDA Discussions. During the Interim Period, Sellers shall provide Buyer the opportunity to consult in advance of, and shall consider in good faith the views of Buyer, in connection with any proposed meeting, conference call, or discussion between FDA and Seller regarding the Products or the sNDA. Buyer shall have the right to participate in any such meeting, conference call, or other discussion between Sellers and the FDA to the extent the FDA is willing to permit Buyer’s participation.

Article 5
ADDITIONAL COVENANTS

5.1.         Further Assurances.

5.1.1        Each of Sellers and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other Party, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including executing and delivering to the other Party all such instruments and documents or further assurances as the other Party may reasonably request, in each case that are consistent with the terms of this Agreement, in order to (a) vest in Buyer all of Sellers’ rights, title and interests in and to the Purchased Assets (including the Acquired IP) as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities, (c) confirm Sellers’ retention of the Excluded Assets and the Excluded Liabilities, and (d) grant to each Party all rights contemplated to be granted to such Party under this Agreement and the Ancillary Agreements; provided, however, that after the Closing, apart from such foregoing customary further assurances, no Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.

5.1.2        If any approval, consent or waiver required for Sellers to assume and assign to Buyer the Purchased Contracts and other Purchased Assets shall not have been obtained prior to the Closing, Sellers shall use commercially reasonable efforts to obtain such approval, consent or waiver to assign to Buyer the Purchased Contracts and other Purchased Assets, including using commercially reasonable efforts to facilitate any negotiations with the counterparties to such Purchased Contracts and to obtain an Order (which may be the Sale Order) containing a finding that the proposed assumption of such Purchased Contracts and assignment to Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code. For the avoidance of doubt, if Sellers obtain an Order (including the Sale Order) containing a finding that the proposed assumption of any Purchased Contract and assignment to Buyer is authorized under section 365 of the Bankruptcy Code, Sellers shall have no further obligation to obtain any approval, consent, or waiver from any Third Party with respect to such Purchased Contract. At the Closing (a) Sellers shall, pursuant to the Sale Order, assign to Buyer each of the Purchased Contracts that is capable of being assigned and (b) Buyer shall pay all Cure Costs, subject to the Cure Costs Cap (including, for the avoidance of doubt, Cure Costs in excess of the Cure Costs Cap that reduce the Purchase Price in accordance with Section 2.3.1), in each case in connection with such assignment, and Buyer shall assume and discharge when due the Assumed Liabilities (if any) under the Purchased Contracts. Except as to Purchased Contracts assigned pursuant to section 365 of the Bankruptcy Code or the Sale Order, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract or other Purchased Asset or any right thereunder if an attempted assignment, without the consent of a Third Party, would constitute a breach or in any way adversely affect the rights of Buyer or Sellers thereunder, and Sellers shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If such consent is not obtained or such assignment is not attainable pursuant to section 365 of the Bankruptcy Code or the Sale Order, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Assets in question so that Buyer would not in effect acquire the benefit of all such rights, then Sellers, to the maximum extent permitted by applicable Law, shall act after the Closing, at Buyer’s request and expense, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Sellers are not under any obligation to pay any money to a Third Party (unless a Cure Cost for a Purchased Contract or Buyer agrees in writing to reimburse Sellers for such payment), incur any material obligations, commence any Litigation (provided that Sellers shall cooperate in any Litigation initiated by Buyer in the Bankruptcy Court regarding the assumption and assignment of any Purchased Contract and matters related thereto) or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain any approval, consent or waiver.

5.1.3        Sellers will use their commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, any approval, consent or waiver required for Sellers to assign to Buyer, and for Buyer to assume, the Purchased Contracts and other Purchased Assets required as a result of the consummation of the transaction contemplated by this Agreement and the Ancillary Agreements or necessary to vest in Buyer all of Sellers’ rights, title and interest in and to the Purchased Assets, except to the extent such consents are not necessary as a result of the entry of the Sale Order; provided that if Sellers obtain an Order (including the Sale Order) containing a finding that the proposed assumption of any Purchased Contract and assignment to Buyer is authorized under section 365 of the Bankruptcy Code, Sellers shall have no further obligation to obtain any approval, consent, or waiver from any Third Party with respect to such Purchased Contract. Despite the previous sentence, no Seller is under any obligation to pay any money to a Third Party (unless Buyer agrees in writing to reimburse Sellers for such payment), incur any material obligations, commence any Litigation (provided that Sellers shall cooperate in any Litigation initiated by Buyer in the Bankruptcy Court) or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain such approval, consent or waiver or take any action whatsoever that is not permitted by the Chapter 11 Cases. Buyer will cooperate in obtaining such consents, approvals and waivers, including by providing information of Buyer as is reasonably requested by a Third Party.

5.2.         Publicity. Promptly following the execution of this Agreement, each of Buyer and Sellers shall issue its own separate press release announcing the execution of this Agreement and the Transactions (the “Signing Press Release”). Prior to the issuance of its Signing Press Release, each Party shall provide the other Party with an opportunity to review and comment on such Signing Press Release, and shall consider in good faith any comments provided by such other Party, provided such comments are provided within two (2) Business Days of such other Party’s receipt of such draft Signing Press Release. Except for the Signing Press Release, no press release, public statement or announcement or other public disclosure with respect to this Agreement, the Ancillary Agreements or the Transactions or the transactions contemplated thereby may be made by Buyer or any Seller before the Closing or by any Seller after the Closing (a “Public Statement”) except (a) with the prior written consent and joint approval of Buyer and Sellers, not to be unreasonably withheld, or (b) if required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirements. Where the Public Statement is required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirement, the Party required to make the Public Statement will use its commercially reasonable efforts to consult with the other Party, and consider in good faith any revisions proposed by the other Party, prior to making such disclosure, and shall limit such disclosure to only that information that is legally or otherwise required to be disclosed.

5.3.         Certain Tax Matters.

5.3.1        Withholding Taxes.

(a)            Subject to Section 9.7.3, the amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law, including any applicable U.S. or non-U.S. Tax Law. Subject to Section 9.7.3; (i) the Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer under applicable Law) levied on account of, or measured in whole or in part by reference to, any Payments it receives and (ii) the Payer shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold, and all such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Payee. Notwithstanding the foregoing, if the Payee is entitled under any applicable Law or Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall use commercially reasonable efforts to timely deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required) the prescribed forms (including a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable), certificates of residence, treaty claim forms and other documentation necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty or other applicable Law. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to the Payee proof of such payment as soon as reasonably practicable.

(b)            Prior to the Closing, each Seller shall deliver to Buyer a properly completed IRS Form W-9, applicable IRS Form W-8, certificate of tax residence, treaty claim form or other Tax documentation reasonably requested by Buyer and required under applicable Law to establish an exemption from, or reduction in, withholding Tax or to permit Buyer to comply with applicable Tax reporting or withholding obligations.

5.3.2        Transfer Taxes and Apportioned Obligations.

(a)            “Transfer Taxes” means any recordation, transfer, documentary, stamp, conveyance, value added, sales, consumption, goods and services taxes or other similar Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the Transactions and the transactions contemplated thereby, whether imposed under any applicable U.S. or non-U.S. Tax Law; provided that for the avoidance of doubt, “Transfer Taxes” shall not include any withholding Taxes. To the extent available under applicable Law, the Parties intend that the sale, transfer, assignment and conveyance of the Purchased Assets are entitled to the exemption from all Transfer Taxes available under Section 1146(a) of the Bankruptcy Code, and the Parties shall use commercially reasonable efforts to obtain and give effect to such exemption, including by seeking to reflect such exemption in the Sale Order. To the extent any Transfer Taxes are nevertheless imposed, such Transfer Taxes shall be borne and paid 50% by Buyer on the one hand, and 50% by Sellers on the other hand. The party required by Law shall timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and timely pay the Transfer Taxes shown as due thereon. No later than ten 10 days after the filing of such Tax Return, such filing party shall provide a copy of such Tax Return to the non-filing party with evidence that such Transfer Taxes have been paid and the non-filing party shall remit the portion of such Transfer Taxes that it is responsible for under this Section 5.3.2(a) (if any) to the paying party within 10 days of receipt of a copy of such Tax Return.

(b)            All personal property, real property, and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and Buyer based on the number of days of such taxable period ending on the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning on the day after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

5.3.3        Cooperation and Exchange of Information. Each of Sellers and Buyer shall reasonably endeavor, at its own expense, (a) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Business or the Purchased Assets and (b) retain and provide the other Party with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required at any time to provide any Seller or any of its Affiliates with any right to access or to review any Tax Return or Tax work papers of Buyer or any of its Affiliates. Sellers shall reasonably cooperate with Buyer in connection with any request for a tax clearance certificate, letter, or similar document under the applicable Laws of any jurisdiction relating to bulk sales or successor liability for Taxes with respect to the sale of the Purchased Assets.

5.3.4        Tax Treatment of Payments. Except as otherwise required under applicable Law, Sellers and Buyer shall, and shall cause their respective Affiliates to, treat any and all payments made under this Agreement after the Closing Date as an adjustment to the purchase price for all income Tax purposes (other than any portion thereof that is required to be treated as imputed interest for income Tax purposes).

5.3.5        Sale Order Tax Protections. The Parties agree that the Sale Order shall include provisions (i) finding that Buyer is not a successor to Sellers for any Tax purposes; (ii) providing that neither Buyer nor any of its Affiliates shall have any derivative, successor, transferee, or vicarious Tax liability of any kind or character, whether fixed or contingent, for Taxes of Sellers arising, accruing, or payable in connection with the operation of the Business prior to the Closing; and (iii) waiving, in all necessary jurisdictions, bulk sales, bulk transfer, and similar Laws, including those related to Taxes, and enjoining all Persons from commencing any proceeding or taking any action against Buyer or any of its Affiliates to recover any pre-Closing Tax liability against Buyer or its Affiliates.

5.4.         Accounts Receivable and Payable.

5.4.1        Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall become the property of Buyer subsequent to the Closing. In the event that, subsequent to the Closing, any Seller receives any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then such Seller shall, within ten (10) days after receipt of such payment, remit the full amount of such payment to Buyer.

5.4.2        Accounts Payable. In the event that, subsequent to the Closing, any Party receives any invoices from any Third Party with respect to any account payable of the Business outstanding prior to the Closing, then Sellers shall be responsible for payment thereof. In the event that, subsequent to the Closing, any Seller receives any invoices from any Third Party with respect to any account payable arising out of amounts that first became due and owing after the Closing and that relate solely to the Purchased Contracts, then such Seller shall, within ten (10) days after receipt of such invoice, provide such invoice to Buyer.

5.5.         Wrong Pockets.

5.5.1        Assets. Without limiting Section 5.1, if either Buyer or any Seller becomes aware subsequent to the Closing that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other Party and the Parties shall, and shall cause their Subsidiaries to, as soon as reasonably practicable, take all necessary actions (including executing any further instruments or documents) to ensure that such property is transferred, at the expense of Sellers and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset that was not transferred to Buyer at the Closing; or (b) Sellers, in the case of any Excluded Asset that was transferred to Buyer at the Closing.

5.5.2        Payments. If, on or after the Closing, either Party shall receive any payments or other funds due to or belonging to the other Party pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within thirty (30) days after receipt of such funds, forward such funds to the proper Party. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

5.6.         Acquired IP and Purchased Regulatory Approvals. Promptly following the Closing, at Buyer’s sole cost and expense, Sellers shall take such further reasonable actions and execute such further documents as may be necessary or reasonably requested by Buyer to effectuate, evidence and perfect the assignment and transfer of the Owned IP and Purchased Regulatory Approvals to Buyer, including making such filings with any Governmental Authorities as may be required to transfer the Owned IP and Purchased Regulatory Approvals to Buyer or to further the prosecution, issuance, maintenance, defense or enforcement of the Owned IP or Purchased Regulatory Approvals.

5.7.         Bankruptcy Matters.

5.7.1        Sellers shall obtain entry of the Sale Order, the Bidding Procedures Order, and any other necessary Orders by the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the Transactions. Promptly after execution of this Agreement, Sellers shall file with the Bankruptcy Court the Bidding Procedures Order and the Sale Order in forms and substance consistent with Exhibits E and F hereto authorizing and approving pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, inter alia, (i) the sale of the Purchased Assets of the Sellers to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (to the extent set forth therein), other than Assumed Liabilities, and (ii) the assumption and assignment of the Purchased Contracts to Buyer. The Sale Order shall stipulate that (x) Sellers have acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (y) this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions; and (z) except as expressly set forth in this Agreement, Buyer shall have no Liability or responsibility for any Liability or other obligation of Sellers arising under or related to the Purchased Assets, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the Transactions.

5.7.2        Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions (including the Bidding Procedures Motion), Orders, hearings, and other proceedings relating to this Agreement or any Ancillary Agreement and the Transactions and the transactions contemplated thereby and such additional notice as Ordered by the Bankruptcy Court or as Buyer may reasonably request.

5.7.3        Sellers and Buyer shall take all commercially reasonable actions as may be reasonably necessary to cause the Sale Order to become a Final Order, including, to the extent reasonably practicable, furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such commercially reasonable actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (x) providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

5.7.4        Buyer acknowledges that pursuant to the Bankruptcy Code, the sale is subject to approval of the Bankruptcy Court. Buyer acknowledges that to obtain such approval each Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best bid possible for the assets, including giving notice of the Transactions to creditors and other interested parties as Ordered by the Bankruptcy Court, providing information about the assets to prospective Qualified Bidders (as defined in the Bidding Procedures), and entertaining any higher or otherwise better offers from prospective Qualified Bidders.

5.7.5        If the Bidding Procedures Order, Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order, Bidding Procedures Order or other such Order), and this Agreement has not otherwise been terminated pursuant to Section 8.1, Sellers shall immediately notify Buyer of such appeal, petition, or motion and shall use commercially reasonable efforts to defend such appeal, petition, or motion and shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition, or motion.

5.7.6        In accordance with the Bidding Procedures Order, if an Auction is conducted and Buyer is not the prevailing party at the conclusion of such Auction but is the next highest bidder, as determined by Sellers, Buyer shall be required to serve as the backup bidder (the “Backup Bidder”) and keep Buyer’s bid to consummate the Transactions (as the same may be revised in the Auction with the consent of Buyer) open and irrevocable in accordance with the Bidding Procedures Order until the earliest of (a) the first business day after the closing of a sale transaction with the Successful Bidder, (b) ten (10) days after the entry of an Order approving a sale to the Successful Bidder at the Auction, and (c) twenty (20) days after the Auction (such date, the “Backup Bid Expiration Date”). In accordance with and subject to the Bidding Procedures Order, if the closing of the sale transaction with the Successful Bidder is terminated prior to the Backup Bid Expiration Date, the Backup Bidder will be deemed the new Successful Bidder, subject to the terms hereof, and Buyer and the Sellers shall be obligated to consummate the sale pursuant to the terms of this Agreement as if Buyer were the Successful Bidder at the Auction.

5.7.7        Each Seller shall comply with the following timeline (the “Bankruptcy Court Milestones”):

(a)            On the Petition Date, each Seller shall file with the Bankruptcy Court the Bidding Procedures Motion, together with a fully executed form of this Agreement.

(b)            No later than thirty (30) calendar days after the Petition Date, each Seller shall obtain entry of the Bidding Procedures Order.

(c)            No later than fifty (50) calendar days after the Petition Date, the Auction (if necessary) shall have been held pursuant to the Bidding Procedures Order.

(d)            No later than fifty-five (55) calendar days after the Petition Date, the Bankruptcy Court shall have held the Sale Hearing to consider entry of the Sale Order.

(e)            No later than sixty (60) calendar days after the Petition Date, each Seller shall obtain entry by the Bankruptcy Court of the final Sale Order.

5.7.8        Each Seller shall promptly serve true and correct copies of all applicable pleadings and notices in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and any other applicable Order of the Bankruptcy Court.

5.7.9        No Seller shall voluntarily pursue or seek, or fail to oppose any third party in pursuing or seeking, a conversion of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, the appointment of a trustee under Chapter 11 or Chapter 7 of the Bankruptcy Code or the appointment of an examiner with expanded powers.

5.8.         Cure Costs. Subject to entry of the Sale Order, Buyer shall, except for Disputed Contracts, at Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 2.1.3 on or prior to the date of such assignment), pay the Cure Costs and cure any and all other curable defaults and breaches under the Purchased Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

5.9.         Commercially Reasonable Efforts. Subject to the Bidding Procedures Order and the other provisions of this Agreement, during the period from the date hereof until the Closing Date or earlier termination of this Agreement, each Party shall use commercially reasonable efforts to take such steps within its control to consummate the Closing as promptly as practicable.

5.10.       Copies of Pleadings. Sellers shall consult with Buyer concerning the Sale Order and any other Orders of the Bankruptcy Court relating to the Transactions, and any other documents, motions, filings, or pleadings filed in the Chapter 11 Cases that relate to the Transactions (collectively, “Transaction Pleadings”). To the extent practicable, at least two (2) Business Days prior to filing thereof, Sellers shall provide Buyer with drafts of all Transaction Pleadings that Sellers propose to file with the Bankruptcy Court that relate to the approval of this Agreement, the Sale Order, and the consummation of the Transactions. Sellers shall promptly provide Buyer with copies of all pleadings received by or served by or upon Sellers in connection with the Chapter 11 Cases that relate to or, in Sellers’ or Buyer’s judgment, are reasonably expected to affect the Transactions and which have not, to the actual knowledge of Sellers, otherwise been served on Buyer; provided that Sellers shall not be obligated to provide Buyer with any notice or copies of pleadings with respect to any filings on the public docket for the Chapter 11 Cases.

5.11.       Books and Records. For a period of three (3) years after the Closing, Buyer shall: (a) retain all material books and records related to the Purchased Assets, the Assumed Liabilities and the Business; and (b) upon reasonable notice and during normal business hours, and at the Sellers’ expense, cooperate with and provide Sellers, any of Sellers’ Affiliates, and the officers, employees, agents and Representatives of Sellers and Sellers’ Affiliates reasonable access to such books and records, to the extent necessary for the preparation of financial statements, in connection with any Litigation (but expressly excluding any litigation against the Buyer, in which situation document production will be governed by rules of discovery), or in connection with the administration of the Chapter 11 Cases. Notwithstanding the foregoing, Buyer shall not be required by this Section 5.11 to provide Sellers, any of Sellers’ Affiliates, and the officers, employees, agents and Representatives of Sellers and Sellers’ Affiliates with access to or to disclose information (i) the disclosure of which would violate applicable Law, (ii) that in the reasonable judgment of Buyer would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege. This Section 5.11 shall not apply to Taxes.

5.12.       Assumption of Regulatory Commitments; Transfer of Purchased Regulatory Approvals. The Parties shall reasonably cooperate with each other in any necessary or desirable communications with Governmental Authorities regarding the transfer of the rights to the Purchased Regulatory Approvals. Prior to the Closing, Sellers shall take all steps necessary to prepare all materials to be transferred as Purchased Regulatory Assets at the Closing and shall cooperate with Buyer in furtherance thereof. Notwithstanding any delay in transferring the rights to the Purchased Regulatory Approvals to Buyer, as between the Parties, Buyer shall be exclusively responsible for (and shall bear the cost of), and shall discharge all liabilities related to, the Manufacture and Commercialization of the Products by or on behalf of Buyer after the Closing. From and after the Closing, Buyer will assume control of, and responsibility for, all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Authority involving the Purchased Assets and the Business. On the Closing Date, (i) Sellers shall file, or cause to be filed, the Seller Transfer Letters with FDA and provide a copy of the as-filed Seller Transfer Letters to Buyer, and (ii) Buyer shall file, or cause to be filed, the Buyer Transfer Letters with FDA and provide a copy of the as-filed Buyer Transfer Letters to Seller. Sellers shall use all commercially reasonable efforts to complete the transfer of any other Purchased Regulatory Approval as promptly as practicable after the Closing (and in any event within five (5) Business Days of the Closing). Buyer shall use all commercially reasonable efforts to assist Sellers in the transfer of the Purchased Regulatory Approvals to Buyer, accept the transfer of the Purchased Regulatory Approvals and formalize with Sellers and any applicable Governmental Authority, as promptly as practicable after the Closing, all necessary documents (and in any event within five (5) Business Days of the Closing). Following such transfer, no Seller shall retain any rights in any Purchased Regulatory Approvals.

5.13.       Trade Notification. Prior to Closing, Buyer shall lead, but consult with the Sellers regarding, the timing, method, form and content of notifications to customers and suppliers regarding the Transactions.

5.14.       Employee Matters.

5.14.1      Offers of Employment. Sellers shall update the Business Employee List and provide to Buyer the updated Business Employee List thirty (30) days prior to Closing, on the Closing Date, and within two (2) Business Days of Buyer’s written request therefor. No later than five (5) Business Days prior to the Closing Date, Buyer shall offer employment on an at-will basis to be effective as of the Closing to those Business Employees then employed by Sellers that Buyer wishes to employ from and after the Closing (individuals who accept such offer of employment and actually commence employment with Buyer or its Affiliate shall be referred to herein as the “Continuing Employees”). Sellers will cooperate with Buyer in order to facilitate the offers of employment and delivery of such offers (which shall include, but not be limited to, facilitating and allowing Buyer to conduct, at its sole discretion and prior to Closing, such interviews with such Business Employees as Buyer desires). All such employment offers made by Buyer or its Affiliates to any Business Employee shall be subject to such Business Employee’s satisfaction of Buyer’s or its Affiliate’s customary pre-employment background check process and execution of standard employment documentation, including confidentiality, intellectual property and ownership and restrictive covenant agreements. Each Business Employee who accepts an offer of employment with Buyer or its Affiliate in accordance with this Section 5.14.1 will be deemed to have resigned from employment with Sellers, as applicable, effective as of immediately prior to the date upon which such Business Employee commences employment with Buyer or its Affiliate. In no event shall Buyer or its Affiliates assume any Liabilities pursuant to this Agreement with respect to any current or former employees or other service providers of Seller or its Affiliates, including the Company, or any Plans or any other compensation or benefit plans, programs, arrangements or agreements.

5.14.2      Buyer Benefit Plans. In respect of the employee benefit plans, programs, policies, contracts, or arrangements (whether written or unwritten) established or maintained by Buyer or its Affiliates in which Continuing Employees are eligible to participate following the Closing Date other than those providing any Excluded Benefit (collectively, “Buyer Benefit Plans”), Buyer shall use commercially reasonable efforts to (i) for the plan year in which the Closing Date occurs, waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Continuing Employee under a Buyer Benefit Plan that is a group health plan to the extent waived or satisfied under the corresponding Plan, (ii) for the plan year in which the Closing Date occurs, provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee during the portion of the plan year prior to the Closing Date under a Plan that is a group health plan for purposes of satisfying the corresponding deductibles and out-of-pocket maximums applicable to such Continuing Employee under the applicable Buyer Benefit Plan, and (iii) for purposes of determining eligibility to participate, vesting of 401(k) contributions and determination of the level of paid time off benefits (excluding for purposes of benefit accruals under any defined benefit pension plan or retiree health or welfare plan or arrangement), recognize a Continuing Employee’s service with Seller prior to the Closing Date to the same extent and for the same purpose such service was recognized under the corresponding Plans prior to the Closing Date; provided that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or compensation, (y) such service was not recognized under the corresponding Plan immediately prior to Closing, or (z) such service is not recognized under such Buyer Benefit Plan (or a comparable plan) for other employees of Buyer and its Affiliates.

5.14.3      Restrictive Covenant Agreements. Each Seller agrees that, notwithstanding the terms of any non-competition, non-solicit, non-disclosure, or similar restrictive covenant between such Seller and a Continuing Employee, a consultant or a vendor (the “RCAs”), such Continuing Employee, consultant or vendor shall be permitted to provide services to Buyer and its Affiliates following the Closing, and no Seller will seek to enforce the terms of any such RCA against Buyer or its Affiliates following the Closing. Each Seller shall use commercially reasonable efforts to assign such RCAs to Buyer or its applicable Affiliate effective as of the Closing.

5.14.4      Contingent Labor. During the period prior to the Closing, Sellers shall use commercially reasonable efforts to make individual natural person independent contractors related to the Business and directly engaged by Sellers available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such person’s continuation with Buyer and its applicable Affiliates, if any. Sellers shall provide to Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent workforce to the extent requested by Buyer.

5.14.5      Third Party Beneficiaries. This Section 5.14 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement; nothing in this Section 5.14, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatever; and no provision of this Section 5.14 will create any third-party beneficiary rights in any current or former employee or other individual service provider of any Seller or any of its Affiliates in respect of continued employment (or resumed employment) or service or any other matter. This Section 5.14 shall not be considered, or deemed to be, an amendment to or establishment of any Plan or any other compensation or benefit plan, program, policy, contract, agreement or arrangement. Nothing in this Section 5.14 shall obligate Buyer or any of its Affiliates (i) to continue to employ any Continuing Employee, other Business Employee or other individual service provider for any specific period of time following the Closing Date, subject to the requirements of applicable Law or (ii) limit the right of Buyer or any of its Affiliates to, at any time, change or modify any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time and in any manner.

5.15.       D&O Insurance. Prior to the Closing, Sellers shall obtain, at the Sellers’ sole expense, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Closing Date for six (6) years from the Closing Date covering all current and former directors and officers of Sellers, on terms and conditions no less favorable than those contained in the directors’ and officers’ liability insurance policy in effect immediately prior to the Closing Date.

Article 6
CONDITIONS PRECEDENT

6.1.         Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to complete the Transactions are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

6.1.1        No Illegality or Action. There shall not be in effect any applicable Law that enjoins or prohibits the Transactions.

6.1.2        Bankruptcy Orders. The Bankruptcy Court shall have timely entered the Bidding Procedures Order, such Order shall be a Final Order, and shall be in full force and effect, and such Order shall not have been reversed, modified, amended or stayed, and shall be in substantially the form set forth on Exhibit E hereof. The Bankruptcy Court shall have entered the Sale Order, such Order shall be a Final Order, and shall be in full force and effect, and such Order shall not have been reversed, modified, amended or stayed, and shall be in substantially the form set forth on Exhibit F hereof.

6.2.         Conditions to Obligations of Buyer. The obligation of Buyer to complete the Transactions is subject to the satisfaction, or waiver (if permitted by applicable Law) by Buyer, at or prior to the Closing of the following additional conditions:

6.2.1        Truth of Representations and Warranties. (a) The representations and warranties of Sellers contained in Section 3.1.1, Section 3.1.2, and Section 3.1.4 (the “Fundamental Representations”) must be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date) and (b) all other representations and warranties of Sellers contained in Section 3.1 must be true and correct (disregarding any “materiality”, “Material Adverse Effect” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not have, or be reasonably expected to have, a Material Adverse Effect. Each Seller shall also have executed and delivered a certificate confirming the foregoing signed by an officer of such Seller.

6.2.2        Performance of Covenants. Each Seller must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing. Each Seller shall also have executed and delivered a certificate confirming the foregoing signed by an officer of such Seller.

6.2.3        Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

6.2.4        Closing Deliveries. Buyer must have received the following:

(a)            a true and complete copy of the Sale Order, as entered by the Bankruptcy Court, which shall be in substantially the form set forth on Exhibit F hereof;

(b)            the certificates referred to in Section 6.2.1 and Section 6.2.2;

(c)            a receipt acknowledging receipt of the Upfront Payment, in satisfaction of Buyer’s obligations pursuant to Section 2.3.1, validly executed by a duly authorized Representative of Sellers;

(d)            not less than two (2) Business Days prior to Closing, through a web portal, storage device or other medium which the Parties shall agree to in good faith, all IT data, systems information and records and all Purchased Product Records, the form and content of which will be capable of being analyzed by, and be reasonably satisfactory to, Buyer; and

(e)            each of the Ancillary Agreements to which any Seller is a party, validly executed by a duly authorized Representative of the applicable Seller.

6.2.5        Third Party Consents. Each Seller will have received any consents necessary to convey the Licensed IP and set forth on Schedule 6.2.5, if any, to Buyer at the Closing, in form and substance reasonably satisfactory to Buyer; provided that if Sellers obtain an Order (including the Sale Order) containing a finding that the proposed conveyance of any applicable Licensed IP is authorized under section 365 of the Bankruptcy Code, Sellers shall have no further obligation to obtain any approval, consent, or waiver from any Third Party with respect to such Licensed IP.

6.3.         Conditions to Obligations of Sellers. The obligation of Sellers to complete the Transactions is subject to the satisfaction, or waiver (if permitted by applicable Law) by Sellers, at or prior to the Closing of the following additional conditions:

6.3.1            Truth of Representations and Warranties. The representations and warranties of Buyer contained in Section 3.2 must be true and correct in all respects (disregarding any “materiality” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, or be reasonably expected to, have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions. Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by an officer of Buyer.

6.3.2        Performance of Covenants. Buyer must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing. Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by an officer of Buyer.

6.3.3        Closing Deliveries. Sellers must have received the following:

(a)            a true and complete copy of the Sale Order, as entered by the Bankruptcy Court, which shall be in substantially the form set forth on Exhibit F hereof;

(b)            the certificates referred to in Section 6.3.1 and Section 6.3.2;

(c)            each of the Ancillary Agreements to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized Representative of Buyer or its applicable Affiliate; and

(d)            the Upfront Payment in accordance with Section 2.3.1(a).

Article 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS

7.1.         No Survival. The representations and warranties of the Parties and the covenants and agreements of the Parties that are to be performed prior to Closing, whether contained in this Agreement or in any agreement or document to be delivered pursuant to this Agreement, shall not survive beyond the Closing and there shall be no liability following the Closing in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of its officers, directors, equityholders, managers, advisors, counsel, agents or Affiliates; provided, however, that this Section 7.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing, and such covenants or agreements shall survive until fully performed. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrict the rights of any Party hereto to maintain or recover any amounts in connection with any action or claim based on Fraud.

7.2.         No Recourse. Except to the extent otherwise expressly provided in Section 9.10, Buyer’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Seller herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Seller herein or in any document delivered pursuant hereto and required to be performed by Seller on or prior to the Closing, shall, in either case, be limited to Buyer’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1, in which case Seller shall not have any liability except to the extent expressly provided in Section 8.2 (whether in equity or at Law, in Contract, in tort or otherwise). Except to the extent otherwise expressly provided in Section 9.10, Seller’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Buyer herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Buyer herein or in any document delivered pursuant hereto and required to be performed by Buyer on or prior to the Closing, shall, in either case, be limited to Seller’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1.2 and to receive the Deposit pursuant to Section 8.2, in which case Buyer shall not have any further liability of any kind (whether in equity or at Law, in Contract, in tort or otherwise).

Article 8
TERMINATION

8.1.         Termination. This Agreement may, by Notice in writing given prior to the Closing, be terminated, subject to Section 8.2.8 (Expense Reimbursement) and Section 8.2.9 (Break-Up Fee), as applicable:

8.1.1        by mutual written agreement of Buyer and Sellers;

8.1.2        by Buyer if (a) there has been a material breach by any Seller of the Bidding Procedures Order or the Sale Order or (b) there has been a material breach of this Agreement, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement by any Seller, or any representation or warranty of Sellers contained in this Agreement shall have become inaccurate, such that the conditions of Closing set forth in Section 6.2.1 or Section 6.2.2 would not be satisfied (provided that Buyer is not also in breach of this Agreement so as to cause the conditions of Closing for the benefit of Sellers to not be satisfied), and, if curable, such breach or inaccuracy or failure has not been cured prior to the earlier to occur of (i) ten (10) days following Notice of such breach or inaccuracy by Buyer and (ii) one (1) Business Day prior to the Outside Date;

8.1.3        by Sellers if there has been a material breach of this Agreement by Buyer such that the conditions of Closing set forth in Section 6.3.1 or Section 6.3.2 would not be satisfied (provided that the Sellers are not also in breach of this Agreement so as to cause the conditions of Closing for the benefit of Buyer to not be satisfied), and, if curable, such breach has not been cured prior to the earlier to occur of (i) ten (10) days following Notice of such breach by the Sellers and (ii) one (1) Business Day prior to the Outside Date;

8.1.4        by Buyer or Sellers if (i) Buyer is not designated the Backup Bidder at the completion of any Auction and Sellers enter into a definitive agreement with respect to an Alternative Transaction with one or more Persons other than Buyer, (ii) Buyer is not designated the Backup Bidder at the completion of any Auction and the Bankruptcy Court enters an order approving an Alternative Transaction with one or more Persons other than Buyer, or (iii) Buyer is designated the Backup Bidder at the completion of any Auction, upon the earlier of the closing of the sale of the Purchased Assets to the Successful Bidder or the Backup Bid Expiration Date;

8.1.5        by Buyer, if following entry of the Sale Order or the Bidding Procedures Order, such Order is stayed, reversed, modified, vacated or amended in any respect without the prior written consent of Buyer, and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days, or the Bankruptcy Court enters any Order inconsistent with the Bidding Procedures Order, the Sale Order or the consummation of this Agreement and such Order is not reversed, modified or amended to the satisfaction of Buyer within fourteen (14) days;

8.1.6        by Buyer, if (i) Seller or any Affiliate of Seller seeks, or the Bankruptcy Court enters, a Final Order dismissing the Chapter 11 Case or converting it to a case under Chapter 7 of the Bankruptcy Code, (ii) Seller or any Affiliate of Seller seeks, or the Bankruptcy Court enters, a Final Order appointing a trustee in the Chapter 11 Cases or an examiner with enlarged powers relating to the operation of the Business, or (iii) the Bankruptcy Court enters a Final Order abstaining from hearing the Chapter 11 Case (or any subsequent chapter 7 case);

8.1.7        by Buyer or Sellers if Closing has not occurred by the Outside Date; provided, that neither Party shall be permitted to terminate this Agreement pursuant to this Section 8.1.7 if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s failure to perform any of its obligations under this Agreement;

8.1.8        by Sellers, if (a) all of the conditions set forth in Sections 6.1, 6.2, and 6.3 are satisfied or waived by Buyer as of the Closing Date, (b) Sellers have irrevocably notified Buyer in writing that (x) it is ready, willing and able to consummate the Transactions and (y) all conditions set forth in Section 6.3 have been satisfied or that it is willing to irrevocably waive any unsatisfied conditions set forth in Section 6.3, (c) Sellers have given Buyer written Notice at least two (2) Business Days prior to such termination stating Sellers’ intention to terminate this Agreement pursuant to this Section 8.1.8, and (d) Buyer does not provide, or cause to be provided, Sellers with sufficient funds to complete the Transactions at the time which the Closing should have occurred by the expiration of the two (2) Business Day period contemplated by clause (c) hereof;

8.1.9        by Sellers if its board of directors (or any applicable committee with due authority), upon consultation with outside financial advisors and legal counsel, determines in its good faith business judgment that proceeding with the transaction contemplated by this Agreement would violate its fiduciary obligations under Law;

8.1.10      by Buyer or Sellers (provided that such terminating Party is not in material breach of this Agreement) if a Governmental Authority of competent jurisdiction shall have issued a Final Order or taken any other non-appealable final action, in each case, having the effect of permanently making the consummation of the Transactions illegal or otherwise permanently restraining or prohibiting consummation of the Transactions;

8.1.11      by Buyer, if any creditor of Sellers obtains a Final Order of the Bankruptcy Court granting relief from the automatic stay to foreclose on any material portion of the Purchased Assets, or if the Bankruptcy Court enters a Final Order granting relief from the automatic stay with respect to any material portion of the Purchased Assets;

8.1.12      by Buyer if any of the Bankruptcy Court Milestones are not met;

8.1.13      by Buyer, if any Seller withdraws or seeks authority to withdraw the Sale Motion;

8.1.14      by Buyer, upon the receipt by Sellers of a Carve Out Trigger Notice (as defined in the DIP Financing Order) or the termination of the DIP Financing Order in accordance with the terms thereof;

8.1.15      by Buyer, if Sellers do not file the Chapter 11 Cases in the Bankruptcy Court on or before 6:00 a.m. Eastern time on August 28, 2026; and

8.1.16      by Sellers, if the Deposit has not been deposited with the Escrow Agent pursuant to the Escrow Agreement within two (2) Business Days following the later of (i) date hereof and (ii) the earliest date that the escrow account contemplated by the Escrow Agreement has been established and Buyer has received written wire instructions to make such Deposit.

8.2.         Procedure and Effect of Termination.

8.2.1        Termination of this Agreement by either Buyer or Sellers shall be by delivery of a Notice to the other Party. Such Notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1, to the extent validly exercised pursuant to this Agreement, shall be effective upon and as of the date of delivery of such Notice as determined pursuant to Section 9.2.

8.2.2        If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

8.2.3        If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that each Party’s obligations under Sections 5.2 (Publicity), Section 7.1 (Survival), 8.2 (Procedure and Effect of Termination), 9.1 (Governing Law, Jurisdiction, Venue and Service), 9.2 (Notices), 9.3 (No Benefit to Third Parties), 9.5 (Expenses), 9.6 (Non-Recourse), 9.10 (Equitable Relief), 9.11 (No Liability), 9.14 (Counterparts) and 9.15 (Entire Agreement) will survive.

8.2.4        As soon as practicable following a termination of this Agreement for any reason, but in no event more than thirty (30) days after such termination, Buyer and Sellers shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the Transactions filed or submitted by or on behalf of such Party to any Governmental Authority or other Person.

8.2.5        In the event of a termination of this Agreement by Sellers pursuant to Section 8.1.3 (Buyer’s material breach) or Section 8.1.8 (Failure to Close), then Sellers shall, within two (2) Business Days after the date of such termination, deliver Written Instructions to the Escrow Agent (with Buyer’s prior written consent) directing the Escrow Agent to deliver to Sellers an amount equal to the Deposit plus any accrued investment interest thereon; provided that, notwithstanding anything to the contrary herein, Buyer shall provide, and shall not unreasonably withhold, its written consent to Written Instructions consistent with the terms of this Agreement. Buyer acknowledges that the agreements contained in this Section 8.2.5 are an integral part of the Transactions, and that without these agreements, Sellers would not have entered into this Agreement; accordingly, if Buyer fails to provide such prior written consent or pay any amount due pursuant to this Section 8.2.5 and, in order to obtain the payment, Sellers commence a Litigation which results in a judgment against Buyer for any payment set forth in this Section 8.2.5, Buyer shall pay Sellers their costs and expenses (including attorneys’ fees and disbursements) in connection with such Litigation, together with interest on such payment at Prime plus three percent (3%) per annum (for the avoidance of doubt, using the payment described in this sentence as the applicable payment) through the date such payment was actually received. The Parties agree that the amount payable to Sellers under this Section 8.2.5 is liquidated damages, and not a penalty, and that, except in the case of Fraud or willful misconduct, receipt thereof shall be Sellers’ sole and exclusive remedy against Buyer for any losses arising out of or relating to such termination.

8.2.6        In the event of a termination of this Agreement other than by Sellers pursuant to Section 8.1.3 (Buyer’s material breach) or Section 8.1.8 (Failure to Close), then Sellers shall, within two (2) Business Days after the date of such termination, deliver Written Instructions to the Escrow Agent (with Buyer’s prior written consent) directing the Escrow Agent to deliver to Buyer an amount equal to the Deposit plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent); provided, that notwithstanding anything to the contrary herein, Buyer shall provide, and shall not unreasonably withhold, its written consent to Written Instructions consistent with the terms of this Agreement. If Sellers fail to deliver such Written Instructions and, in order to obtain return of the Deposit plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent), Buyer commences a Litigation which results in a judgment against Sellers to return its Deposit set forth in this Section 8.2.6, Sellers shall pay Buyer their costs and expenses (including attorneys’ fees and disbursements) in connection with such Litigation, together with interest on such Deposit at Prime plus three percent (3%) per annum (for the avoidance of doubt, using the payment described in this sentence as the applicable payment) through the date such payment was actually received.

8.2.7        In the event of termination of this Agreement pursuant to Section 8.1, Buyer shall, upon Sellers’ written request delivered within two (2) Business Days following such termination, return (a) all documents and other material received from Sellers relating to Sellers, the Products, the Purchased Assets or the Transactions, whether so obtained before or after the execution hereof, to Sellers and (b) all confidential information received by Buyer with respect to Sellers, the Products, the Purchased Assets or the Transactions shall be treated in accordance with the Confidentiality Agreement, and with the Confidentiality Agreement remaining in full force and effect in accordance with its terms, notwithstanding the termination of this Agreement, in each case of (a) and (b), as are specifically listed in such written request.

8.2.8        Expense Reimbursement. If this Agreement is terminated by Buyer or Sellers for any reason pursuant to Section 8.1 (other than a termination pursuant to Section 8.1.1 (Mutual Written Agreement) or Section 8.1.15 (Failure to file) or by Sellers pursuant to Section 8.1.3 (Material Breach by Buyer) or Section 8.1.8 (Failure to Close)), Sellers shall, within five (5) Business Days after such termination of this Agreement, reimburse Buyer for all actual, documented and reasonable out of pocket costs, fees and expenses incurred by Buyer or its Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions, including the Chapter 11 Cases and other judicial and regulatory proceedings related to the Agreement, up to an aggregate amount of $575,000 (such costs, fees and expenses, the “Expense Reimbursement”), such reimbursement to be made by wire transfer(s) in immediately available funds to one or more bank accounts of Buyer (or any of its Affiliates as so designated by Buyer) designated in writing by Buyer to Sellers.

8.2.9        Break-Up Fee. In addition to any payments that may be due pursuant to Section 8.2.8 (Expense Reimbursement), if this Agreement is terminated in accordance with Section 8.1.2 (Material Breach by Sellers), Section 8.1.4 (Buyer not Successful Bidder) or Section 8.1.9 (Fiduciary Out), Sellers shall, in addition to the Expense Reimbursement which shall be payable as provided in Section 8.2.8 (Expense Reimbursement), pay to Buyer the Break-Up Fee as liquidated damages, such payment of the Break-Up Fee to be made by wire transfer(s) in immediately available funds to one or more bank accounts of Buyer (or any of its Affiliates as so designated by Buyer) designated in writing by Buyer to Sellers (as provided in the immediately following sentence).

8.2.10      Bid Protections.

(a)            The Parties acknowledge and agree that the bid protections, including the Break-Up Fee and the Expense Reimbursement, (the “Bid Protections”) were a material inducement to, and a material factor underlying, Buyer’s decision to submit its bid, to negotiate the terms of this Agreement, and to serve as the “stalking horse” bidder in connection with the Transactions. Buyer would not have been willing to expend the time, effort, and resources associated with negotiating, documenting, and conducting due diligence in connection with this Agreement, to subject its bid to the risks inherent in the Transactions (including the risk of being outbid by a Successful Bidder other than Buyer), or to enter into this Agreement on the terms set forth herein, but for the negotiation, Bankruptcy Court approval, and continued enforceability of the Bid Protections in accordance with the Bidding Procedures Order. Each of the Parties further acknowledges that the payment by a Seller of the Break-Up Fee and Expense Reimbursement is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Buyer, together with any additional damages to which Buyer may be entitled hereunder, in the circumstances in which such Break-Up Fee and Expense Reimbursement is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated herein, which amount would otherwise be impossible to calculate with precision. The obligation to pay the Break-Up Fee and Expense Reimbursement in accordance with the provisions of this Section 8.2.10 will (i) be binding upon and enforceable against Sellers immediately upon the Bankruptcy Court’s entering the Bidding Procedures Order, (ii) not be terminable or dischargeable thereafter for any reason, (iii) survive any subsequent conversion or dismissal or consolidation of the Chapter 11 Cases and any plan of reorganization or liquidation in such case, and (iv) survive the subsequent termination of this Agreement by any means. The obligations to pay Buyer the Break-Up Fee and Expense Reimbursement, as and when required under this Agreement, are intended to be, and upon entry of the Bidding Procedures Order are, binding upon (A) Sellers, (B) any successors or assigns of any of the Sellers, (C) any trustee, examiner or other representative of the estate of any Seller, (D) the reorganized Sellers and (E) any other entity vested or revested with any right, title or interest in or to any of the Sellers, or any other Person claiming any rights in or control (direct or indirect) over any of the Sellers (each of (A) through (E), a “Successor”) as if such Successor were the applicable Seller hereunder. The obligation of Sellers to pay Buyer the Break-Up Fee and Expense Reimbursement, as and when required under this Agreement, may not be discharged under Sections 1141 or 727 of the Bankruptcy Code or otherwise and may not be abandoned under Section 554 of the Bankruptcy Code or otherwise.

(b)            The Parties agree that the Bid Protections constitute an integral and non-severable part of the consideration supporting Buyer’s obligations under this Agreement, and are reasonable and necessary to compensate Buyer for, among other things, (i) the costs and expenses incurred by Buyer in connection with the negotiation, execution, and performance of this Agreement and the Transactions, (ii) the opportunity costs of having engaged with Sellers and forgone or postponed pursuit of alternative transactions, (iii) subjecting its bid to the auction process and higher or otherwise better bids, and (iv) the benefits conferred upon Sellers’ estate and creditors by establishing a floor value for the Purchased Assets. The claim of Buyer in respect of the Expense Reimbursement and the Break-Up Fee shall constitute a super-priority administrative expense claim, senior to all other administrative expense claims of Seller, as administrative expenses under sections 105(a), 503 and 507(b) of the Bankruptcy Code in these Chapter 11 Cases, subject to the DIP Liens, DIP Obligations, Prepetition Adequate Protection Liens, Prepetition Adequate Protection Superiority Claims, and the Carve Outset set forth in the DIP Financing Order. Sellers shall support the allowance and payment of the Break-Up Fee and the Expense Reimbursement in accordance with the Bidding Procedures Order and consistent with the Agreement, and shall not, directly or indirectly, oppose or challenge the validity, allowance, or payment thereof in accordance with the Bidding Procedures Order and consistent with this Agreement.

(c)            If Sellers fail to pay the Break-Up Fee or Expense Reimbursement, as applicable, and, in order to obtain such payment, Buyer commences Litigation which results in a judgment against any of the Sellers for any payment set forth in Section 8.2.8 (Expense Reimbursement) or Section 8.2.9 (Break-Up Fee), Sellers shall pay Buyer the costs and expenses (including attorneys’ fees and disbursements) of Buyer in connection with such Litigation, together with interest on such payment at Prime plus three percent (3%) per annum (for the avoidance of doubt, using the payment described in this sentence as the applicable payment) through the date such payment was actually received.

Article 9
MISCELLANEOUS

9.1.         Governing Law, Jurisdiction, Venue and Service.

9.1.1        Governing Law. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code, and to the extent not inconsistent with the Bankruptcy Code, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflicts or choice of Law rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2        Consent to Jurisdiction and Venue.

(a)            The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Bankruptcy Court for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement or any Ancillary Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Bankruptcy Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum. If Sellers’ Chapter 11 Cases are closed, any Litigation arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in the federal and state courts in the Borough of Manhattan, City of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Litigation and irrevocably waive the defense of any inconvenient forum to the maintenance of any such Litigation.

(b)            THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL THEIR RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

9.1.3        Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.2.         Notices.

9.2.1        Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.2.2 or to such other address as the Party to whom Notice is to be given may have provided to the other Party at least five (5) days’ prior to such address taking effect in accordance with this Section 9.2. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email (with receipt confirmed by telephone). If a Notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to Notice and not to copies), such Notice will be deemed given on the next succeeding Business Day.

9.2.2        Address for Notice.

If to Sellers, to:

555 Long Wharf Drive

12th Floor

New Haven, CT 06511

Attention:	Vimal Mehta

Email:	*************

and

110 E 42nd Street

Suite 1401

New York, NY 10017

Attention:	Samir Saleem

Email:  *************

with a copy (which shall not constitute effective notice) to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: William B. Sorabella

Email: wsorabella@cooley.com

Cooley LLP

Two California Plaza

350 S. Grand Avenue, Suite 3200

Los Angeles, CA 90071

Attention: Michael Neumeister

Email: mneumeister@cooley.com

If to Buyer, to:

Teva Pharmaceuticals International GmbH

Schlüsselstrasse 12, 8645 Jona, Switzerland

Attention: General Manager

Email: USLegalNotices@tevapharm.com

with a copy (which shall not constitute effective notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Kelly Finn

Email: Kelly.Finn@ropesgray.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Rachel Strickland; Andrew Mordkoff

Email: Rachel.Strickland@ropesgray.com;

Andrew.Mordkoff@ropesgray.com

If to Parent, to:

Teva Pharmaceutical Industries Ltd.

124 Dvora HaNevi’a Street, Tel Aviv 69940020, Israel

Attention: Chief Financial Officer

Email: USLegalNotices@tevapharm.com

with a copy (which shall not constitute effective notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Kelly Finn

Email: Kelly.Finn@ropesgray.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Rachel Strickland; Andrew Mordkoff

Email: Rachel.Strickland@ropesgray.com;

Andrew.Mordkoff@ropesgray.com

9.3.         No Benefit to Third Parties. Sellers and Buyer intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

9.4.         Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.5.         Expenses. Except as otherwise expressly provided in this Agreement, including payment of the Expense Reimbursement and Break-Up Fee, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the Transactions and the transactions contemplated thereby.

9.6.         Non-Recourse. This Agreement may only be enforced against, and any action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement.

9.7.         Assignment.

9.7.1        This Agreement becomes effective only when executed by Sellers, Parent and Buyer. After that time, it will be binding upon and inure to the benefit of Sellers, Buyer and their respective heirs, administrators, executors, legal Representatives, successors and permitted assigns.

9.7.2        Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party; provided, however, that (a) Sellers may transfer or assign such rights and obligations under this Agreement after the Closing to (i) a liquidation trust or similar vehicle under a confirmed chapter 11 plan of liquidation in the Chapter 11 Cases and such liquidation trust or similar vehicle may thereafter transfer, assign and sell all or any portion of its rights and obligations under this Agreement, including, but not limited to its right to receive proceeds of the Purchase Price under this Agreement and (ii) any of the Sellers’ creditors holding a valid, perfected lien or security interest the Purchased Assets, or one or more affiliates thereof formed for the purposes of acquiring the Purchased Assets, under a confirmed chapter 11 plan in the Chapter 11 Cases and (b) Buyer may transfer or assign such rights and/or obligations (or any document to be delivered by Buyer pursuant hereto) under this Agreement to one or more Affiliates of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder and Buyer shall in all cases remain responsible for all such obligations; provided that such transfer or assignment shall not enlarge, alter or change any obligation of any other Party or due to Buyer or Seller (including the Milestone Payment(s)).

9.7.3        Notwithstanding any provision of this Agreement to the contrary, if the withholding Tax rate that applies to amounts payable to the Sellers under this Agreement is, solely as a result of any assignment or any similar actions taken by Buyer and only to the extent thereof (each, a “Triggering Event”), increased above the withholding Tax rate that would apply if the Upfront Payment and Milestone Payments were paid by Buyer to the Sellers on the date hereof, then any amount payable under this Agreement shall be increased to take into account such increased withholding Tax rate as may be necessary so that, after making all withholding Tax payments (including any Taxes imposed on such additional amounts), the Sellers receive a sum equal to the sum which they would have received had the withholding Tax rate not increased as a result of any such Triggering Event. For the avoidance of doubt, the cooperation obligations set forth in this Agreement, including the obligation of the Payee to provide the forms and documentation described in Section 5.3.1(a), shall continue to apply in connection with any gross-up under this Section 9.7.3.

9.8.         Amendment. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Buyer and Sellers.

9.9.         Severability. Subject to Section 8.2.10, if any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

9.10.       Equitable Relief.

9.10.1      The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.10.2      Each Party hereby agrees not to raise any objections to the availability of equitable remedies to the extent provided for herein, and the Parties further agree that nothing set forth in this Section 9.10 shall require any Party hereto to institute any proceedings for (or limit a Party’s right to institute any proceeding for) specific performance under this Section 9.10 prior or as a condition to exercising any termination right under this Agreement, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms hereof.

9.11.       No Liability. No director, officer, representative, advisor, or employee of Buyer or its Affiliates shall have any personal liability whatsoever to Sellers under this Agreement or any other document delivered in connection with the Transactions on behalf of Buyer. No director, officer, representative, advisor, or employee or Affiliate of Sellers shall have any personal liability whatsoever to Buyer or its Affiliates under this Agreement or any other document delivered in connection with the Transactions on behalf of Sellers.

9.12.       Bulk Sales Statutes. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Encumbrances in the Purchased Assets including any liens or claims arising out of the bulk transfer laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions.

9.13.       Representation by Counsel. Each Party represents and agrees with the other that (a) it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent that it desired, (b) it availed itself of this right and opportunity, (c) that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, (d) that each is fully aware of the contents hereof and thereof and their meaning, intent and legal effect, and (e) that it or its authorized officers (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.14.       Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by email or other electronic means is as effective as a manually executed counterpart of this Agreement.

9.15.       Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the Transactions and the transactions contemplated thereby, contain the entire agreement between the Parties with respect to the Transactions or the transactions contemplated thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

9.16.       Parent Guarantee.

9.16.1      Without limiting any other term of this Agreement, Parent hereby unconditionally and irrevocably guarantees to Sellers payment of any Milestone Payment pursuant to Section 2.3.2 (collectively, “Parent’s Guaranteed Obligations”), provided, that (i) the Liabilities become performable or are due in accordance therewith, (ii) Parent’s liabilities and obligations under this Section 9.16, with respect to the obligations and liabilities of Buyer, or any of Buyer’s applicable Affiliates, as the case may be, shall not exceed or otherwise extend beyond the Liabilities of such party, and (iii) the remedies available against Parent under this Section 9.16 shall not exceed or otherwise extend beyond those remedies available to Sellers in relation to such Liabilities, as the case may be. The foregoing obligation of Parent constitutes a continuing guaranty of performance, not merely of collection, to the extent that Buyer, or any of its applicable Affiliates has defaulted or breached hereunder, and has failed to take actions as may be necessary to cure such default or breach within fifteen (15) days following receipt of notice thereof from Sellers.

9.16.2      In the event that Buyer or its applicable Affiliate defaults for any reason whatsoever in the performance of any of the Parent’s Guaranteed Obligations, Parent shall, upon demand from Sellers, perform, or procure performance of, and satisfy, or procure satisfaction of, Parent’s Guaranteed Obligations in respect of which such default has been made in the manner prescribed by this Agreement so that the same benefits shall be conferred on Sellers as they would have received if Parent’s Guaranteed Obligations had been duly performed and satisfied by Buyer and/or its applicable Affiliates.

9.16.3      Defenses; Relief. Notwithstanding the foregoing, Parent shall be entitled to assert, as a defense to, or as a basis for release or discharge of, any of its obligations under this Section 9.16, any material breach of or Fraud by Sellers or any of their respective Affiliates in connection with this Agreement; provided, that any such defense shall not excuse or delay any payment obligation of Parent hereunder unless such material breach directly relates to the obligation giving rise to the applicable Milestone Payment. To the extent Parent or any of its applicable Affiliates is validly relieved, discharged or released from any of Parent’s Guaranteed Obligations (in whole or in part) pursuant to or in accordance with this Agreement, Parent shall be similarly and automatically relieved, discharged or released from its corresponding obligations under this Section 9.16 to the same extent, without any further action on the part of any Person.

9.16.4      No Recourse. Each Seller acknowledges and agrees that: (a) the guarantee set forth in this Section 9.16 is limited solely to Parent, and no recourse shall be had, whether by or through attempted piercing of the corporate veil, by any claim (whether at Law or in equity, in contract, tort or otherwise), by the enforcement of any assessment or otherwise, against any current or future director, officer, manager, employee, agent, stockholder, member, partner, owner or Affiliate of Parent (in each case, other than Parent itself) (collectively, “Non-Recourse Parties”); (b) no Person other than Parent shall have any obligation or liability of any nature (whether known or unknown, whether due or to become due, whether absolute, contingent or otherwise) under or in connection with this Section 9.16; and (c) Sellers’ sole recourse with respect to Parent’s Guaranteed Obligations against any Non-Recourse Party is limited to the obligations of Buyer and Parent under this Agreement, and the obligations of Parent expressly set forth in this Section 9.16.

9.16.5      Termination. This Section 9.16 shall terminate and Parent shall have no further obligations hereunder upon the earliest to occur of: (i) the full and final performance and satisfaction of all Parent’s Guaranteed Obligations; (ii) the termination of this Agreement in accordance with its terms under circumstances in which Parent and its Affiliates have no remaining obligations under this Agreement; (iii) the written agreement of Sellers and Parent to terminate this Section 9.16; or (iv) any Seller or any of its Affiliates brings any Claim or Litigation against any Non-Recourse Party that is unrelated to the enforcement of Parent’s Guaranteed Obligations or the rights of Sellers under this Agreement; provided, that any such termination shall not affect any obligations of Parent in respect of Parent’s Guaranteed Obligations that have accrued and remain unsatisfied prior to such termination.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

BIOXCEL THERAPEUTICS, INC.

By
Name:
Title:

ONKOSXCEL THERAPEUTICS, LLC

By
Name:
Title:

ONKOSXCEL EMPLOYEE HOLDINGS, LLC

By
Name:
Title:

TEVA PHARMACEUTICALS INTERNATIONAL GMBH

By
Name:
Title:

By
Name:
Title:

Teva Pharmaceutical Industries LIMITED

solely for purposes of Section 9.16

By
Name:
Title:

By
Name:
Title: